UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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BB&T Corporation

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BB&T CORPORATION

March 17, 2006

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of BB&T Corporation scheduled for 11:00 A.M. local time on Tuesday, April 25, 2006, at the Marriott Winston-Salem, 425 North Cherry Street, Winston-Salem, North Carolina 27101. The matters scheduled for consideration at the meeting are described in detail in the Notice of Annual Meeting of Shareholders and the Proxy Statement. In order to be sure your shares are voted at the meeting if you cannot attend, please complete, sign and return the enclosed proxy card or vote by using the telephone or the Internet as soon as possible.

Enclosed with the proxy materials is a copy of our Annual Report on Form 10-K, which includes, among other required disclosures, the Corporation’s financial statements for the year ended December 31, 2005. Also included in the package is a Summary 2005 Annual Review that contains additional information about the Corporation, including a financial summary, our letter to shareholders and selected financial data.

We trust that this presentation will satisfy your informational needs, and, at the same time, provide you with a better understanding of both the financial history and strategic direction of BB&T Corporation.

Sincerely,

John A. Allison IV Chairman and Chief Executive Officer

BB&T CORPORATION

200 West Second Street

Winston-Salem, North Carolina 27101

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 25, 2006

TO THE SHAREHOLDERS OF

BB&T CORPORATION:

Notice is hereby given that the Annual Meeting of Shareholders of BB&T Corporation (the “Corporation” or “BB&T”) will be held on Tuesday, April 25 , 2006, at 11:00 A.M. local time, at the Marriott Winston-Salem, 425 North Cherry Street, Winston-Salem, North Carolina 27101, for the following purposes:

(1)	To approve an amendment to the Corporation’s bylaws to eliminate the classified board structure.

(2)	To approve an amendment to the Corporation’s bylaws to eliminate the national bank director qualification standard.

(3)	To elect six directors.

(4)	To re-approve the Corporation’s Short-Term Incentive Plan for federal tax purposes.

(5)	To ratify the reappointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2006.

(6)	To transact such other business as may properly come before the meeting.

Pursuant to the provisions of the North Carolina Business Corporation Act, February 28, 2006 has been fixed as the record date for the determination of holders of BB&T Common Stock entitled to notice of and to vote at the Annual Meeting of Shareholders or any adjournment thereof. Accordingly, only shareholders of record at the close of business on the record date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. It is important that your shares of BB&T Common Stock be represented at this meeting to help ensure the presence of a quorum.

A copy of our Annual Report on Form 10-K, containing the financial statements of the Corporation for the year ended December 31, 2005, accompanies these proxy materials.

By Order of the Board of Directors

John A. Allison IV Chairman and Chief Executive Officer

March 17, 2006

Even if you plan to attend the Annual Meeting in person, please vote your shares of BB&T Common Stock by dating and signing the enclosed proxy and promptly mailing your proxy in the postage-paid, self-addressed envelope enclosed for this purpose. Alternatively, you may vote your shares of BB&T Common Stock by proxy by using the Internet or telephone as described in the proxy statement and on the form of proxy. If you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

BB&T CORPORATION

200 West Second Street

Winston-Salem, North Carolina 27101

PROXY STATEMENT

GENERAL INFORMATION

The enclosed proxy, for use at the Annual Meeting of Shareholders to be held April 25, 2006, at the Marriott Winston-Salem, 425 North Cherry Street, Winston-Salem, North Carolina 27101, at 11:00 A.M. local time, and any adjournment thereof (the “Annual Meeting”), is solicited on behalf of the Board of Directors of BB&T Corporation (the “Corporation” or “BB&T”). The approximate date that these proxy materials are first being sent to shareholders is March 17, 2006. All expenses incurred in this solicitation will be paid by the Corporation. In addition to the Corporation soliciting proxies by mail, over the Internet and by telephone, the Corporation’s directors, officers and employees may solicit proxies on behalf of the Corporation without additional compensation. The Corporation has engaged Georgeson Shareholder to act as its proxy solicitor and has agreed to pay it approximately $12,000 plus reasonable expenses for such services. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to beneficial owners and to obtain authorization for the execution of proxies. The Corporation will, upon request, reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners.

Delivery of Proxy Materials

To reduce the expenses of delivering duplicate proxy materials to shareholders, the Corporation is relying upon SEC rules that permit it to deliver only one proxy statement and annual report to multiple shareholders who share an address unless the Corporation received contrary instructions from any shareholder at that address. All shareholders sharing such an address will continue to receive separate proxy cards based on their registered ownership of BB&T Common Stock. Any shareholder sharing such an address who does not receive an individual proxy statement and annual report may write or call BB&T Shareholder Services as specified below and the Corporation will promptly send the materials to the shareholder at no cost. For future meetings, a shareholder may request separate copies of the Corporation’s proxy statement and annual report, or request that the Corporation only send one set of these materials if the shareholder is receiving multiple copies, by contacting BB&T Shareholder Services, P.O. Box 1290, Winston-Salem, NC 27102, or by telephoning BB&T Shareholder Services toll-free at 1-800-682-6902, extension 33477.

Voting Methods

The accompanying proxy is for use at the Annual Meeting if a shareholder either is unable to attend in person or will attend but wishes to vote by proxy. Shares may be voted by completing the enclosed proxy card and mailing it in the postage-paid envelope provided, voting over the Internet or using a toll-free telephone number. Please refer to the proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available. Shareholders who vote over the Internet may incur costs, such as telephone and Internet access charges, for which the shareholder is responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m., Eastern Daylight Time, on April 24, 2006. Specific instructions to be followed by any shareholder interested in voting via the Internet or telephone are shown on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their instructions have been properly recorded. In the event that a shareholder’s proxy does not reference Internet or telephone information because the shareholder is not the registered owner of the shares, the shareholder should complete and return the paper proxy card in the self-addressed, postage-paid envelope provided. The proxy may be revoked by a shareholder at any time before it is exercised by filing with the Secretary of the Corporation an instrument revoking it, filing a duly executed proxy bearing a later date (including a proxy given over the Internet or by telephone), or by attending the meeting and electing to vote in person.

Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy. If you are a shareholder of record and choose to attend the Annual Meeting, please be prepared to present a photo I.D. or other satisfactory proof of identification for entrance into the meeting. If you hold your shares in street name and plan to attend the Annual Meeting, please be prepared to present a recent proxy or letter validating your ownership of the shares from your bank, broker or other nominee that holds your shares and a photo I.D. or other satisfactory proof of identification for entrance into the meeting.

Record Date; Shares Outstanding

Pursuant to the provisions of the North Carolina Business Corporation Act, February 28, 2006 has been fixed as the record date for the determination of holders of BB&T Common Stock entitled to notice of and to vote at the Annual Meeting. Each share of BB&T Common Stock issued and outstanding on February 28, 2006 is entitled to one vote on all proposals at the meeting, except that shares held in a fiduciary capacity by Branch Banking and Trust Company (“Branch Bank”), Branch Banking and Trust Company of South Carolina (“Branch Bank—SC”), Branch Banking and Trust Company of Virginia (“Branch Bank—VA”), and certain other BB&T affiliates may only be voted in accordance with the instruments creating the fiduciary capacity. As of the close of business on February 28, 2006, there were 535,418,674 shares of BB&T Common Stock outstanding and entitled to vote.

Quorum; Votes Required

In order to conduct the Annual Meeting, a majority of shares of BB&T Common Stock represented at the meeting must be present in person or by proxy. This is called a quorum. Shareholders who deliver valid proxies or vote in person at the meeting will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting.

Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. New York Stock Exchange (“NYSE”) rules allow banks, brokers and other nominees to vote shares held by them for a customer on matters that the NYSE determines to be routine, even though the bank, broker or other nominee has not received instructions from the customer. A broker “non-vote” occurs when a bank, broker or other nominee has not received voting instructions from the customer and the bank, broker or other nominee cannot vote the shares because the matter is not considered a routine matter under NYSE rules.

If a shareholder provides specific voting instructions, his or her shares will be voted as instructed. If a shareholder holds shares in his or her name and returns a properly executed proxy without giving specific voting instructions, the shareholder’s shares will be voted FOR Proposals 1, 2, 3, 4 and 5 as recommended by the Corporation’s Board of Directors. If a shareholder holds shares in his or her name and does not return valid proxy instructions or vote in person at the Annual Meeting, such shares will not be voted. If a shareholder holds shares in the name of a bank, broker or other nominee, and the shareholder does not give that nominee instructions on how he or she wants the shares to be voted, the nominee generally has the authority to vote the shares on certain “routine” matters as described above. At the Annual Meeting, that would mean that the nominee can vote the shares on Proposals 3 and 5, but could not vote those shares on Proposals 1, 2 and 4 if the shareholder does not timely provide instructions for voting the shares. If any other matters are properly presented for consideration at the Annual Meeting, the persons named as attorneys-in-fact and acting thereunder will have discretion to vote on those matters according to their best judgment to the same extent as the person delivering the proxy would be entitled to vote.

Two-thirds of the Corporation’s outstanding shares of BB&T Common Stock must vote in favor of Proposal 1 to amend the Corporation’s bylaws to eliminate BB&T’s classified board structure and Proposal 2 to amend the Corporation’s bylaws to eliminate the national bank director qualification standard. Abstentions and broker “non-votes” will not be counted as votes cast in favor of these proposals.

In Proposal 3, six director nominees have been recommended for election to the Board by the Corporation. Directors are elected by a plurality of the votes cast at the Annual Meeting. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the meeting. Shares not voted, whether by marking ABSTAIN on the proxy card or otherwise, will have no impact on the election of directors. Unless a properly executed proxy is marked WITHHOLD AUTHORITY as to any or all nominees or directs that shares be voted for one or more specified nominees, the proxy given will be voted FOR each of the six nominees for director. Thus, abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

A majority of votes cast at the Annual Meeting is required to approve Proposal 4 relating to the Corporation’s Short-Term Incentive Plan and Proposal 5 regarding ratification of the appointment of the Corporation’s independent registered public accounting firm. Abstentions and broker “non-votes” will not be counted as votes cast for these proposals.

SECURITY OWNERSHIP

The table below sets forth the beneficial ownership of BB&T Common Stock by all directors and nominees, all named executive officers of the Corporation (see Summary Compensation Table below) and all directors and executive officers of the Corporation as a group as of February 28, 2006. Unless otherwise indicated, all persons listed below have sole voting and investment powers over all shares beneficially owned. No shareholder is known to the Corporation to be the beneficial owner of more than 5% of the outstanding BB&T Common Stock as of February 28, 2006.

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner/Number of Persons in Group	Shares of Common Stock Beneficially Owned(1)		Shares of Common Stock Subject to a Right to Acquire(2)	Percentage of Common Stock
John A. Allison IV(3)	487,184		1,229,113	*
Jennifer S. Banner	1,360		4,929	*
Anna R. Cablik	1,047		610	*
Nelle R. Chilton	80,872		14,785	*
Ronald E. Deal	99,053	(4)	50,225	*
Tom D. Efird	82,486	(5)	23,393	*
Barry J. Fitzpatrick	320,000		0	*
L. Vincent Hackley	2,609	(6)	49,721	*
Jane P. Helm	4,076		22,251	*
John P. Howe III, M.D.	1,000		610	*
James H. Maynard	362,158	(7)	50,064	*
Albert O. McCauley	51,980		52,159	*
J. Holmes Morrison	33,020	(8)	131,173	*
Nido R. Qubein	120,436	(9)	49,669	*
E. Rhone Sasser	292,129	(10)	9,270	*
W. Kendall Chalk	134,710	(11)	271,745	*
Robert E. Greene	43,189		228,714	*
Kelly S. King	176,617	(12)	422,723	*
C. Leon Wilson, III	46,525	(13)	132,055	*
Scott E. Reed(14)	179,297		369,261	*
Directors and Executive Officers as a group (24 persons)	2,617,094		3,319,946	1.11%

*	Less than 1%.
(1)

As reported to BB&T by the directors, nominees and Executive Officers, and includes shares held by spouses, minor children, affiliated companies, partnerships and trusts as to which each such person has beneficial ownership. With respect to Executive Officers, also includes shares allocated to such persons’ individual accounts under the BB&T Corporation 401(k) Savings Plan and the BB&T Corporation Non-Qualified Defined Contribution Plan.
(2)	Amount includes options to acquire shares of BB&T Common Stock that are or become exercisable within sixty days of February 28, 2006.
(3)	Amounts include 172,106 shares held by spouse with sole investment and voting powers.
(4)	Amount includes 31,960 shares held in a trust for which Mr. Deal, as co-trustee, shares investment and voting powers and 2,270 shares held by spouse with sole investment and voting powers.
(5)	Amount includes 100 shares held by spouse with sole investment and voting powers.
(6)	Amount includes 146 shares jointly owned with spouse with shared investment and voting powers.
(7)	Amount includes 278,400 shares held by an affiliate holding company of Mr. Maynard with sole investment and voting powers, 29,428 shares held by spouse with sole voting and investment powers and 4,970 shares held by spouse, as trustee, for children with sole investment and voting powers.
(8)	Amount includes 12,002 shares held in a trust by spouse, as trustee, with sole investment and voting powers.
(9)	Amount includes 13,641 shares held by spouse with sole investment and voting powers and 8,465 shares held by spouse, as custodian, for children with sole investment and voting powers.
(10)	Amount includes 71,000 shares held by a family limited liability company for which Mr. Sasser and spouse serve as co-managers and share investment and voting powers.
(11)	Amount includes 21,330 shares held by spouse with sole investment and voting powers.
(12)	Amount includes 1,311 shares held by Mr. King, as custodian, for a minor child and 55,520 shares held by spouse with sole investment and voting powers.
(13)	Amount includes 2,909 shares held by Mr. Wilson, as custodian, for two minor children.
(14)	Mr. Reed retired as Chief Financial Officer of the Corporation on June 30, 2005. Under the terms of the 1995 Omnibus Stock Incentive Plan and the 2004 Stock Incentive Plan, all outstanding, unvested stock options granted to Mr. Reed became fully vested and exercisable as of the date of his retirement. Mr. Reed’s beneficial ownership of shares of BB&T Common Stock is reported as of June 30, 2005 (and includes 19,746 shares held by spouse with sole investment and voting powers). Beneficial ownership of shares subject to a right to acquire (including option shares) is reported as of February 28, 2006.

PROPOSAL 1—APPROVAL TO AMEND ARTICLE III, SECTION 2 OF THE

CORPORATION’S BYLAWS TO ELIMINATE THE CLASSIFIED BOARD

Background

Subject to shareholder approval, the Board of Directors has unanimously approved a proposed amendment to Article III, Section 2 of the Corporation’s bylaws that will eliminate the requirement that divides the Board of Directors into three classes and provides for the class election of directors to three-year terms in office. The Board of Directors recommends to shareholders the approval of Proposal 1 in order to declassify the Board of Directors and provide for the future election of all directors on an annual basis beginning at the 2007 Annual Meeting of shareholders. The Board believes that shareholder approval of Proposal 1 will maximize director accountability to shareholders and significantly enhance BB&T’s corporate governance policies and procedures.

Article III, Section 2 of the Bylaws and the Proposed Amendment

Several provisions in the Corporation’s current bylaws were adopted in 1984 by the shareholders of Southern National Corporation (“SNC”), a merger predecessor of BB&T Corporation. Among such provisions are Article III, Section 2, which establishes the number, term and qualification for directors, and Article IX, Section 4, which precludes amendment or repeal by the Board of Directors of certain SNC bylaw provisions, including Article III, Section 2, unless two-thirds of the outstanding shares of BB&T Common Stock held by the Corporation’s shareholders are voted to amend or repeal any such provision.

In Proposal 1, the Corporation’s Board seeks only to amend, with shareholder approval, Article III, Section 2 of the Corporation’s current bylaws, which reads as follows:

“Number, Term and Qualification: The Board shall consist of not less than three nor more than twenty-five members and the number of members shall be fixed and determined from time to time by a resolution of the majority of the full board or by resolution of the shareholders at any meeting thereof, but the number of Directors shall not be less than three. The Board of Directors shall be divided into three classes, each class to be as nearly equal in number as possible. At the annual meeting of stockholders in 1984, the directors of one class shall be elected for a term of three years. At each annual meeting of the stockholders after the 1984 annual meeting, the successor of the directors of the class whose terms expire in that year shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire each year. Each director shall hold office until his death, resignation, retirement, removal, disqualification, or his successor is elected and qualified. If the size of the Board of Directors is increased, the new directors elected in the year of the increase shall be elected to serve for terms of one, two or three years such that the three classes shall remain equal or nearly equal. Directors must possess the qualifications required of directors of National Banks as set forth in the laws of the United States and the regulations and rulings of the regulatory authorities supervising such National Banks.”

As noted above, Article IX, Section 4 of the bylaws states, in relevant part, that “No bylaw adopted or amended by the shareholders shall be altered or repealed by the Board of Directors. The affirmative vote of two-thirds of the total number of shares outstanding shall be required to amend, alter, change or repeal Article III, Section 2, 5 and 6 and this Section 4 of Article IX of these bylaws.”

Consequently, to amend Article III, Section 2 of the Corporation’s bylaws, as proposed by the Board in Proposal 1, two-thirds of the outstanding shares of BB&T Common Stock held by shareholders must be voted in favor of the amendment. Accordingly, the Board is requesting in Proposal 1 that shareholders favorably approve the amendment of Article III, Section 2 of the bylaws to read as follows:

“Number, Term and Qualification: The Board shall consist of not less than three nor more than twenty-five members and the number of members shall be fixed and determined from time to time by a resolution of the majority of the full board or by resolution of the shareholders at any meeting thereof. Commencing with the 2007 annual meeting of shareholders, each director shall be elected to serve a term of one year, with each director’s term to expire at the annual meeting next following the director’s election as a director; and the terms of the directors elected before the 2007 annual meeting of shareholders shall expire at the 2007 annual meeting of shareholders. Each director shall hold office until his death, resignation, retirement, removal, disqualification, or his successor is elected and qualified. Directors must possess the qualifications required of directors of National Banks as set forth in the laws of the United States and the regulations and rulings of the regulatory authorities supervising such National Banks.”

Reasons for the Amendment

Classified boards, or staggered boards as they are sometimes referred to, have been widely adopted by companies and have a long history in corporate law. Proponents of classified boards assert that they promote the independence of directors in that directors elected for multi-year terms are less subject to outside influence. Proponents also believe that classified boards provide continuity and stability in the management of the business and affairs of a company since a majority of directors will have prior experience as directors of the company. Proponents further assert that classified boards may enhance shareholder value by motivating an entity seeking control of a target company with a classified board to initiate arms-length discussions with the board of the target company because the entity would be unable to replace the entire board in a single election.

On the other hand, opponents of classified boards view such boards as having the effect of reducing the accountability of directors to shareholders because classified boards limit the ability of shareholders to evaluate and elect all directors on an annual basis. The election of directors is a primary means for shareholders to influence corporate governance policies and to hold management accountable for implementing those policies. In addition, opponents of classified boards assert that a classified or staggered structure for the election of directors may discourage proxy contests in which shareholders may have an opportunity to vote for a competing slate of nominees and therefore may detract from shareholder value.

After considering the benefits and drawbacks of having a classified board, the Board has determined that it is in the best interests of the Corporation and its shareholders to declassify the current structure of the Board. In view of today’s increased emphasis on corporate governance reform and corporate accountability to shareholders, the Board believes it is best to allow shareholders the opportunity each year to register their views on the performance of each Board nominee by choosing to elect or not elect such person to a new term.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR” APPROVAL OF THE BYLAW AMENDMENT TO DECLASSIFY THE BOARD AS SET FORTH IN PROPOSAL 1.

PROPOSAL 2—APPROVAL TO AMEND ARTICLE III, SECTION 2 OF THE

CORPORATION’S BYLAWS TO ELIMINATE THE

NATIONAL BANK DIRECTOR QUALIFICATION STANDARD

Subject to shareholder approval, the Board of Directors has unanimously approved an additional amendment to Article III, Section 2 of the Corporation’s current bylaws (as set out above in Proposal 1) to eliminate the requirement that the Corporation’s directors must possess the qualifications required for national bank directors under federal law and regulation. In this regard, the Board notes that this SNC bylaw requirement, which was adopted in 1984, is no longer appropriate for or applicable to BB&T Corporation. In 2004, and in compliance with the new corporate governance listing standards of the New York Stock Exchange, the Board adopted the BB&T Corporate Governance Guidelines, which, among other matters, comprehensively address director qualification standards, director independence requirements, share ownership and director retirement. See “Corporate Governance Matters” below. Further, and most compelling, the Board notes that BB&T Corporation is a bank holding company chartered under North Carolina law and not a national bank, and the Corporation’s directors should, therefore, not be subject to national bank laws and regulations that were formerly applicable to SNC and its national bank subsidiary.

Under the Corporation’s Corporate Governance Guidelines a nominee for director will be recommended by the Board to shareholders for election to the Board based on the nominee’s professional experience, recognized achievement in his or her respective field, an ability to contribute to some aspect of the Corporation’s business, and the willingness to make the commitment of time and effort required of a BB&T director. Further, the director nominee must be financially literate as defined by the Board, and must possess good judgment, strength of character, an independent mind, a reputation for integrity and the highest personal and professional ethics. Within one year of election to the Board and for the remainder of his or her directorship, each Corporation director must own at least 1,000 shares of BB&T Common Stock. Pursuant to the Corporate Governance Guidelines, a director must retire at the end of the year in which the director becomes 70 years of age.

In comparison with the Corporation’s more robust director qualification standards discussed above, federal law and regulation only require that a national bank director must be a United States citizen and own $1,000 in par value of the national bank’s or its parent holding company’s capital stock. In addition, and unless waived by the Comptroller of Currency (who does not regulate BB&T Corporation or its subsidiaries), federal law mandates that a majority of directors reside in the State of, or within 100 miles of, the national bank for which they serve as directors.

In summary, the Board has determined that it is in the best interests of the Corporation and its shareholders to eliminate the national bank director qualification standard from Article III, Section 2 of the Corporation’s bylaws. Accordingly, if Proposals 1 and 2 are approved by shareholders, Article III, Section 2 of the Corporation’s bylaws will be amended to read as follows:

“Number, Term and Qualification: The Board shall consist of not less than three nor more than twenty-five members and the number of members shall be fixed and determined from time to time by a resolution of the majority of the full board or by resolution of the shareholders at any meeting thereof. Commencing with the 2007 annual meeting of shareholders, each director shall be elected to serve a term of one year, with each director’s term to expire at the annual meeting next following the director’s election as a director; and the terms of the directors elected before the 2007 annual meeting of shareholders shall expire at the 2007 annual meeting of shareholders. Each director shall hold office until his death, resignation, retirement, removal, disqualification, or his successor is elected and qualified.”

As in the case of Proposal 1, two-thirds of the outstanding shares of BB&T Common Stock held by shareholders must be voted in favor of Proposal 2 to further amend Article III, Section 2 of the Corporation’s bylaws as discussed above.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR” APPROVAL OF THE BYLAW AMENDMENT TO ELIMINATE THE NATIONAL BANK DIRECTOR QUALIFICATION STANDARD AS SET FORTH IN PROPOSAL 2.

PROPOSAL 3—ELECTION OF DIRECTORS

The Corporation’s bylaws provide that the number of directors shall be not less than three nor more than twenty-five, as determined from time to time by the Board of Directors. The Corporation’s Board of Directors currently consists of fifteen persons divided into three classes.

Each of the six nominees listed below for election as a director of the Corporation currently serves on the Board of Directors. The nominees, if elected, will each serve for a three-year term expiring in 2009. However, if shareholders approve Proposal 1 above to amend the Corporation’s bylaws to eliminate classified board terms, the six directors elected at this Annual Meeting will serve only one-year terms expiring at the Annual Meeting in 2007 (or until their successors are elected and qualified). If Proposal 1 is approved by shareholders, each of the other directors whose terms would normally extend beyond the 2007 Annual Meeting have agreed to resign and, if recommended by the Nominating and Corporate Governance Committee and the Board of Directors, will stand for re-election at the 2007 Annual Meeting.

Under the terms of the Agreement and Plan of Reorganization dated as of January 20, 2003, between the Corporation and First Virginia Banks, Inc. (“First Virginia”), Barry J. Fitzpatrick and Jennifer S. Banner, directors of First Virginia, were appointed to serve on the Corporation’s Board until the 2004 Annual Meeting of Shareholders and the Corporation agreed to nominate each such person to serve for additional terms on the Corporation’s Board until the earlier of the fifth anniversary of the merger of First Virginia into the Corporation or the date the person reaches age 70. At the 2004 Annual Meeting, Mr. Fitzpatrick was nominated and elected by shareholders to serve for a three-year term expiring in 2007 and Ms. Banner was nominated and elected by shareholders to serve for a two-year term expiring in 2006. Pursuant to the terms of the Agreement and Plan of Reorganization with First Virginia, the Corporation’s Board is re-nominating Ms. Banner to serve for a three-year term that will expire at the 2009 Annual Meeting.

Under the Corporation’s director retirement policy, a director is permitted to serve through the calendar year in which such director reaches age 70. Pursuant to this policy, Alfred E. Cleveland and Albert F. Zettlemoyer retired as directors of the Corporation on December 31, 2005.

The persons named as attorneys-in-fact in the accompanying proxy are expected to vote to elect the six nominees listed below as directors, unless authority to so vote is withheld. Although the Corporation’s Board of Directors expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees occurs, it is intended that shares of BB&T Common Stock represented by proxies will be voted for the election of a substitute nominee selected by the persons named as attorneys-in-fact in the accompanying proxy or the Board may reduce the number of persons to be elected by the number of persons unable to serve. Holders of BB&T Common Stock do not have cumulative voting rights in the election of directors.

The names of the nominees for election and the other continuing members of the Corporation’s Board of Directors, their principal occupations for at least the previous five years, and certain other information with respect to such persons are set forth below.

NOMINEES FOR ELECTION AS DIRECTORS FOR THREE-YEAR TERMS EXPIRING IN 2009

(OR TERMS EXPIRING IN 2007 IF PROPOSAL 1 IS APPROVED)

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and Residence	Director of BB&T or BB&T Financial(1) Since

JENNIFER S. BANNER (46). Chief Executive Officer of Schaad Properties (real estate construction and development) since January 2005; CPA and Principal of Pershing Yoakley & Associates, P.C. (public accounting) from 1987 to January 2005; Member of the Audit Committee; Knoxville, Tennessee.	2003

NELLE R. CHILTON (66). Director (since 1993) and President (since 2003) of Dickinson Fuel Company, Inc. (property management); Director (since 1986) and Vice President (since 1993) of TerraCo, Inc. and TerraCare, Inc. (commercial landscaping); Director (since 1991) and Vice President (since 1994) of TerraSalis, Inc. (retail landscaping); Vice President of Dickinson Fuel Company, Inc. from 1993 to 2003; Chair of the Nominating and Corporate Governance Committee and Member of the Compensation Committee; Charleston, West Virginia.	2000

L. VINCENT HACKLEY, PhD. (65). President and Chief Executive Officer of Hackley & Associates of North Carolina (consultant for character, ethics and leadership development) since 1999; Consultant (since 1994) and Chairman (1994 to 2001) of Character Counts! Coalition (public service); Director of Tyson Foods, Inc. since 1992; Director of Southern Poverty Law Center since 2002; Director of Blue Cross and Blue Shield of North Carolina; Member of the Audit Committee; Chapel Hill, North Carolina.	1992

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and Residence	Director of BB&T or BB&T Financial(1) Since

JANE P. HELM (63). Vice Chancellor of Business Affairs, Appalachian State University since 1994; Chair of the Audit Committee; Boone, North Carolina.	1997

JAMES H. MAYNARD (66). Chairman and Chief Executive Officer of Investors Management Corporation (holding company) since 1970; Chairman of Golden Corral Corporation (restaurants) since 1971; Chair of the Executive Committee; Raleigh, North Carolina.	1985

E. RHONE SASSER (68). Retired; Chairman and Chief Executive Officer of United Carolina Bancshares Corporation from 1983 to 1997; Director of Blue Cross and Blue Shield of North Carolina; Member of the Executive Committee; Whiteville, North Carolina.	1997

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2007

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and Residence	Director of BB&T or BB&T Financial(1) Since

JOHN A. ALLISON IV (57). Chairman and Chief Executive Officer of BB&T Corporation and Branch Bank since 1989; Member of the Executive Committee; Lewisville, North Carolina.	1986

RONALD E. DEAL (62). Chairman of Wesley Hall, Inc. (furniture manufacturer) since 1990; Member of the Compensation Committee and the Nominating and Corporate Governance Committee; Hickory, North Carolina.	1986

TOM D. EFIRD (66). President of Standard Distributors, Inc. (beverage wholesaler) since 1967; Member of the Audit Committee; Gastonia, North Carolina.	1982

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and Residence	Director of BB&T or BB&T Financial(1) Since

BARRY J. FITZPATRICK (65). Chairman of Branch Bank-VA since 2003; President and Chief Executive Officer of Branch Bank-VA from July 2003 to February 2004; Chairman, President and Chief Executive Officer of First Virginia Banks, Inc. from 1995 to 2003; Member of the Executive Committee; Great Falls, Virginia.	2003

ALBERT O. McCAULEY (65). President and Chief Executive Officer of McCauley & McDonald Investments, Inc. (real estate investment) since 2002; President and Chief Executive Officer of McCauley Moving & Storage of Fayetteville, Inc. from 1965 to 2002; Member of the Compensation Committee and the Nominating and Corporate Governance Committee; Fayetteville, North Carolina.	1993

J. HOLMES MORRISON (65). Retired; Executive Vice President of Branch Bank from 2000 to 2005; Chairman, President and Chief Executive Officer of One Valley Bancorp, Inc. from 1991 to 2000; Member of the Executive Committee; Charleston, West Virginia.	2000

CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2008

(OR TERMS EXPIRING IN 2007 IF PROPOSAL 1 IS APPROVED)

Name, Age, Principal Occupation During the Past Five Years, Certain Other Directorships, Committee Memberships and Residence	Director of BB&T or BB&T Financial(1) Since

ANNA R. CABLIK (53). President of Anasteel & Supply Company, LLC (reinforcing steel fabricator) since 1994; President of Anatek Inc. (general contractor) since 1982; Member of the Audit Committee; Marietta, Georgia.	November 2004

JOHN P. HOWE III, M.D. (62). President and Chief Executive Officer of Project HOPE (international health foundation) since 2001; President and Chief Executive Officer of University of Texas Health Science Center from 1985 to 2000; Director of Beverly Enterprises, Inc. (elder care health services) since 2001; Trustee of the Southwest Foundation for Biomedical Research and the Southwest Research Institute since 1985; Chairman of the Board of Overseers of Harvard College Committee to Visit the Medical School and School of Dental Medicine since 2003; Member of the Compensation Committee and Nominating and Corporate Governance Committee; Washington, D.C.	January 2005

NIDO R. QUBEIN (57). President of High Point University since January 1, 2005; Chairman of Creative Services, Inc. (international management consulting) since 1973; Chairman of McNeil Lehman, Inc. (public relations and advertising) since 1992; Chairman of Great Harvest Bread Company since 2001; Chairman of Business Life, Inc. (publishing) since 2001; Member of the Executive Committee; High Point, North Carolina.	1990

(1)	On February 28, 1995, the merger of BB&T Financial Corporation (“BB&T Financial”) into Southern National Corporation (“SNC”) was consummated and certain directors of BB&T Financial became directors of SNC, which is now named “BB&T Corporation.”

PROPOSAL 4—RE-APPROVAL OF THE CORPORATION’S SHORT-TERM INCENTIVE PLAN

Background

In 1996 and on recommendation of the Board of Directors, the Corporation’s shareholders approved the terms of the BB&T Corporation Short-Term Incentive Plan (“Bonus Plan”), a broad-based key employee compensation plan, so that the performance-based compensation paid under the Bonus Plan to the Corporation’s Named Executives (as defined below) could qualify for corporate deduction under Section 162(m) of the Internal Revenue Code of 1986, as amended. In 2001 and on recommendation of the Board of Directors, the Corporation’s shareholders re-approved the Bonus Plan, and certain amendments thereto, so as to continue to preserve for the benefit of the Corporation the performance-based tax deduction allowed under Section 162(m). The Bonus Plan is included as an exhibit to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005.

Section 162(m), and the regulations promulgated thereunder, generally provide that compensation paid by a publicly held company in excess of $1 million per year to the company’s chief executive officer and any of its four other highest paid executive officers (the “Named Executives”) is not tax deductible by the company as an expense unless the excess compensation qualifies for an exemption. Section 162(m) exempts from this limitation on deductibility all performance-based compensation paid to the Named Executives if certain procedural requirements, including shareholder approval of the material terms of the performance-based plan and timely establishment of objective performance goals by an independent compensation committee of the board of directors, are satisfied. Material terms of a performance-based compensation plan include (1) the employees eligible to participate in the plan, (2) the business criteria upon which the performance goals will be based, and (3) either the maximum dollar amount of compensation that is payable to an employee or the formula used to calculate the amount of compensation that is payable to an employee if the performance goals are met. With regard to shareholder approval, the 162(m) regulations further require that a company obtain shareholder approval of its performance-based compensation plan every five years following the last such approval or if the material terms of the plan, including performance goals, are changed in the interim.

Accordingly, the Bonus Plan, as amended and approved by shareholders in 2001, is again being submitted by the Corporation to shareholders for re-approval at the Annual Meeting in order to preserve to the Corporation the tax deduction afforded under Section 162 (m) of the Internal Revenue Code of 1986, as amended.

If the Bonus Plan, as amended and approved by shareholders in 2001, is not re-approved by shareholders at this Annual Meeting for federal tax purposes as described above, the Bonus Plan may nevertheless remain in full force and effect and the Compensation Committee, pursuant to the terms of its charter, will retain the flexibility to pay compensation to BB&T’s Named Executives under the Bonus Plan that is not eligible for 162(m) deductibility if the Committee deems such payments to be in the best interests of the Corporation and its shareholders.

Shareholder Vote Required

Proposal 4 will be approved by shareholders if a majority of votes cast in favor of the proposal exceed the votes opposing it. Abstentions and broker “non-votes” will not be included in determining the number of votes cast on this proposal.

Summary Description Of The Bonus Plan

The following discussion summarizes the material terms, including performance objectives, of the Bonus Plan.

Plan Administration: The Plan is administered by the Compensation Committee of the Corporation’s Board of Directors.

Eligibility: The participants in the Plan are key employees of the Corporation and its subsidiaries, including the Named Executives, who are annually designated as plan participants by the Compensation Committee. Approximately 1,517 employees are currently eligible to participate in the Plan.

Performance Goals: The Compensation Committee establishes performance goals annually within ninety days after the commencement of the performance period to which such goals relate (or any shorter period as may be required by the Internal Revenue Code and regulations). Performance goals for each participant may be based on individual, business unit or corporate performance, or a combination of such measures. Individual performance is primarily based on such business criteria as process improvement, sales, loan growth, deposit growth and expense management. Business unit performance is primarily based on such business criteria as unit achievement of financial or non-financial goals, growth and market share. Corporate performance is primarily based on such measures as stock price, market share, sales, earnings per share, return on equity, return on average assets and/or expense management. The Compensation Committee assigns a weight to each performance goal or measure and establishes a threshold, target and superior level of performance with respect to each goal or measure.

Award Limitations: In connection with the annual establishment of performance goals, the Compensation Committee sets a target award for each participant in the Plan for the ensuing plan year, which is expressed as a percentage of the participant’s base compensation as defined in the Plan (the “Target Award”). If the performance goals established for a participant are met for the plan year, the participant’s award will depend upon the level of achievement that the participant attained with respect to each such goal utilizing the formula set out in the Bonus Plan. Awards may range from a threshold performance level (with a performance value of 25 percent of the Target Award), target level (with a performance value up to 125 percent of the Target Award) to superior level (with a performance value up to 225 percent of the Target Award). No award may exceed 2.8125 times the participant’s base compensation.

It is not possible to determine the actual amount of compensation that will be earned for 2006 or in future years under the Bonus Plan since actual awards will depend on future performance measured against performance goals and objectives established by the Compensation Committee under the Plan. However, awards payable for 2005 under the Plan to each of the BB&T Named Executives are included in the Summary Compensation Table below, to Executive Management as a group are $3,735,838, and to all other participants as a group (excluding Executive Management) are $17,478,717.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 4.

CORPORATE GOVERNANCE MATTERS

The Board of Directors periodically reviews the Corporation’s corporate governance policies, practices and procedures to ensure that the Corporation meets or exceeds the requirements of applicable laws, regulations and rules, including the Sarbanes-Oxley Act of 2002, the related rules of the Securities and Exchange Commission (the “SEC”) and the corporate governance listing standards of the NYSE. In this regard, the Corporation’s ultimate purpose is to create a strong, sound and profitable financial services company with long-term growth and value for its shareholders.

Director Independence

As a part of its listing standards, the NYSE has adopted certain bright-line criteria that the Corporation’s Board of Directors considers when determining director independence. Under the NYSE rules, the Board of Directors also broadly considers all other relevant facts and circumstances that bear on the materiality of each director’s relationship with the Corporation, including the potential for conflicts of interest, when determining director independence. To assist the Board of Directors in making determinations of independence, the NYSE rules permit the Board to adopt categorical standards relating to director independence. The Corporation’s Board of Directors has adopted such categorical standards, which, among others, incorporate the NYSE’s bright-line criteria. Under these standards, a director must satisfy each of the following in order to be found independent by the Board of Directors:

•	All loans to the director and his or her associates from the Corporation or its subsidiaries must be made in compliance with the provisions of Federal Reserve Board Regulation O and must be made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others and do not involve more than the normal risk of collectibility or present other unfavorable features, and none of such credits may be classified as non-accrual, restructured or potential problem loans.

•	All deposit, investment, fiduciary or other relationships between the director and the Corporation or any of its subsidiaries must be conducted in the ordinary course of business on substantially the same terms and conditions as available to other nonaffiliated customers for comparable transactions with the Corporation or the subsidiary involved.

•	The Board of Directors must affirmatively determine that the director has no material relationship with the Corporation (directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Corporation).

•	The director is not permitted to have been an employee of the Corporation during the preceding three years and no member of the director’s immediate family is permitted to have been an executive officer of the Corporation during the preceding three years.

•	The director, including any member of the director’s immediate family, is not permitted to have received more than $100,000 per year in direct compensation from the Corporation during the preceding three years, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service with the Corporation).

•	The director, including any member of the director’s immediate family working in a professional capacity, is not permitted to have been affiliated with or employed by a present or former internal or external auditor of the Corporation during the preceding three years.

•	The director, including any member of the director’s immediate family, is not permitted to have been employed as an executive officer of another company where any of the Corporation’s executive officers have served on that company’s compensation committee during the preceding three years.

•	The director is not permitted to have been an executive officer or employee, and no member of the director’s immediate family is permitted to have been an executive officer, of a company that has made payments to or received payments from the Corporation for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues for the preceding three years.

To assist the Board in its final determination of director independence, the Nominating and Corporate Governance Committee annually pre-evaluates each prospective and incumbent director utilizing the foregoing standards and the Committee makes a recommendation to the Board regarding the independence or non-independence of each such person. As a part of the evaluation process, both the Nominating and Corporate Governance Committee and the Board of Directors employ the use of a director independence matrix that, among other criteria, profiles each director’s age, occupation, other publicly held company directorships, personal and affiliate loan and non-loan transactions with the Corporation and its subsidiaries, and other relevant relationships, direct or indirect, that may affect the prospective or incumbent director’s independence on the Board. After duly considering all such information, including Ms. Chilton’s indirect business relationship with Branch Bank discussed below under “Compensation Committee Interlocks and Insider Participation,” and Mr. Deal’s post-retirement consulting agreement discussed below under “Consulting Agreements,” the Corporation’s Board of Directors has affirmatively determined that of the fifteen members of the Board, the following ten directors have no disqualifying material relationships with the Corporation or its subsidiaries and, are, therefore, independent: Messrs. Deal, Efird, Hackley, Howe, Maynard and McCauley, and Mmes. Banner, Cablik, Chilton and Helm. The categorical standards referenced above, as well as other corporate governance initiatives adopted by the Corporation, are set forth in the Corporation’s Corporate Governance Guidelines and are accessible at http://www.bbandt.com/about/corporategovernance/pdf/CorporateGovernanceGuidelines.pdf.

Attendance and Committees of the Board

The Board of Directors has established the following committees: the Executive Committee, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee has been determined by the Board to be “independent” in accordance with the requirements of the NYSE (including the specific SEC and NYSE independence requirements for audit committee members) and the Corporation’s Corporate Governance Guidelines. See “Director Independence” above. A copy of each of the charters of these committees is available for review on the Corporation’s website at http://www.bbandt.com/about/corporategovernance/boardcommittees.html and will be mailed to shareholders upon written request. Each committee has the authority to, as it deems appropriate, independently engage outside legal, accounting or other advisors or consultants. Regularly scheduled executive sessions for nonmanagement directors only are authorized for all committees. Additionally, each committee annually conducts a review and evaluation of the performance of such committee. The current charter of each committee is reviewed and reassessed annually by the committee to determine its adequacy in light of any changes to applicable rules and regulations.

Pursuant to the Corporation’s Corporate Governance Guidelines, directors are expected to attend Board meetings, meetings of assigned committees, and annual meetings of shareholders. All directors attended more than 75% of the Board of Directors’ meetings and assigned committee meetings held in 2005. During 2005, the Board held seven meetings; the Executive Committee held four meetings; the Audit Committee held six meetings; the Compensation Committee held five meetings; and the Nominating and Corporate Governance Committee held three meetings. All of the Corporation’s directors, with the exception of Mr. Morrison (who had a death in the family), attended the 2005 Annual Meeting of Shareholders.

A summary of the responsibilities of each of the committees follows:

Executive Committee. The Executive Committee is generally authorized to have and to exercise all of the powers of the Board between Board meetings, subject to restrictions imposed by the Corporation’s bylaws and by statute. The Executive Committee also is responsible for reviewing and recommending approval of policies related to management of the BB&T subsidiaries’ investment portfolios, interest rate risk, loan portfolios and mortgage banking activities.

Audit Committee. The Audit Committee assists the Board in its oversight of the integrity of the Corporation’s financial statements and disclosures and other internal control processes. The Audit Committee also (i) solely selects, retains, establishes the compensation for, oversees and evaluates the qualifications, performance and independence of the independent registered public accounting firm; (ii) oversees the Corporation’s internal audit function; (iii) receives regular reports from the Corporation’s internal auditor; and (iv) monitors the Corporation’s compliance with legal and regulatory requirements. The Audit Committee has five members and the Board has determined that each member is financially literate, as determined in accordance with NYSE standards. The Audit Committee has engaged PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2006. See “Proposal 5—Ratification of PricewaterhouseCoopers LLP as Independent Registered Public Accounting Firm for 2006” below. See also “Audit Committee Report” below.

The SEC and the NYSE have established standards relating to audit committee membership and functions. With regard to such membership standards, the Board has determined that Jane P. Helm, the Chair of the Audit Committee, meets the requirements of an “audit committee financial expert” as defined by the SEC, and is independent and has the requisite financial literacy and accounting or related financial management expertise required generally of an audit committee member under the NYSE standards. Accordingly, Ms. Helm has been designated by the Board as the Corporation’s “audit committee financial expert.” In addition, the Board has determined that Jennifer S. Banner, a member of the Audit Committee, meets the qualifications of an audit committee financial expert under SEC regulations and is independent.

Compensation Committee. The Compensation Committee reviews and approves the Corporation’s compensation philosophy and practices, the Chief Executive Officer’s salary and the remuneration of other members of Executive Management. The Compensation Committee also (i) oversees the Corporation’s short and long-term compensation plans and incentive compensation plans and (ii) reviews and recommends action by the Board on the Corporation’s various employee benefit plans, as appropriate. In addition, the Compensation Committee recommends to the full Board compensation for directors. See “Compensation Committee Report on Executive Compensation” below.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews the composition and structure of the Board and its committees and evaluates the qualifications and independence of members of the Board on a periodic basis. The Nominating and Corporate Governance Committee considers the performance of incumbent directors in determining whether or not to nominate them for re-election. The Nominating and Corporate Governance Committee also (i) reviews qualified candidates for election as directors, as needed; (ii) proposes the slate of director nominees for approval by the Board and subsequent election by shareholders; and (iii) recommends the composition of Board committee membership. With regard to corporate governance, the Nominating and Corporate Governance Committee reviews the Corporation’s Corporate Governance Guidelines and codes of ethics and recommends revisions, as needed, to the Board for approval. The Nominating and Corporate Governance Committee periodically reviews and recommends to the Board director nomination procedures for adoption. See “Director Nominations” and “Other Matters—Proposals for 2006 Annual Meeting” below.

Executive Sessions

Under the Corporation’s Corporate Governance Guidelines, the Corporation’s nonmanagement directors are required to meet in regular executive sessions of the Board of Directors at least three times per year and at such other times as they deem necessary or advisable. During 2005, the Chair of the Executive Committee, a nonmanagement director, or, in his absence, the Chair of the Nominating and Corporate Governance Committee,

presided over executive sessions of the Board. In January 2006, the Board designated and appointed an independent “Lead Director,” James H. Maynard, who will preside over future executive sessions of the Board commencing in April 2006. Shareholders may communicate with a nonmanagement director by contacting a specific nonmanagement director or the nonmanagement directors as a group as described under “Shareholder Communications with the Board” below.

Corporate Governance Guidelines

The Board of Directors has adopted written Corporate Governance Guidelines, which provide the framework for fulfillment of the Board’s corporate governance duties and responsibilities taking into consideration corporate governance best practices and applicable laws and regulations. The Corporate Governance Guidelines address a number of matters applicable to directors, including director qualification standards and director independence requirements, share ownership guidelines, board responsibilities, retirement, meetings of nonmanagement directors, board compensation and other matters. The Corporate Governance Guidelines are available on the Corporation’s website at http://www.bbandt.com/about/corporategovernance/pdf/CorporateGovernanceGuidelines.pdf. A shareholder also may request a copy of the Corporate Governance Guidelines by contacting the Corporate Secretary, BB&T Corporation, 200 W. Second Street, Winston-Salem, North Carolina 27101.

Codes of Ethics

The Corporation maintains the Code of Ethics for Employees, which has been approved by the Board of Directors, to ensure that each employee of the Corporation and its subsidiaries understands the basic principles that govern BB&T’s corporate conduct and the conduct of its employees generally. The Board also has adopted the Code of Ethics for Senior Financial Officers that incorporates the Code of Ethics for Employees, and the Code of Ethics for Directors. A copy of each of the Code of Ethics for Employees, the Code of Ethics for Senior Financial Officers and the Code of Ethics for Directors may be found on the Corporation’s website at http://www.bbandt.com/about/corporategovernance/pdf/DirectorCodeofEthics.pdf. A shareholder also may request a copy of each of the codes of ethics by contacting the Corporate Secretary, BB&T Corporation, 200 W. Second Street, Winston-Salem, North Carolina 27101. Any waivers or substantive amendments of the codes of ethics applicable to the Corporation’s directors and certain of its executive officers (including members of Executive Management) also will be disclosed on the Corporation’s website.

Shareholder Communications with the Board

Any shareholder desiring to contact the Board of Directors or any individual director serving on the Board may do so by written communication mailed to: Board of Directors (Attention: name of director(s), as applicable), care of the Corporate Secretary, BB&T Corporation, 200 W. Second Street, Winston-Salem, North Carolina 27101. Any proper communication so received will be processed by the Corporate Secretary as agent for the Board. Unless, in the judgment of the Corporate Secretary, the matter is not intended or appropriate for the Board (and subject to any applicable regulatory requirements), the Corporate Secretary will prepare a summary of the communication for prompt delivery to each member of the Board or, as appropriate, to the member(s) of the Board named in the communication. Any director may request the Corporate Secretary to produce for his or her review the original of the shareholder communication.

Director Nominations

As noted above, one of the primary responsibilities of the Nominating and Corporate Governance Committee is to assist the Board of Directors in identifying and reviewing qualifications of prospective directors of the Corporation. The Committee is charged with selecting individuals who demonstrate the highest personal and professional integrity, have demonstrated exceptional ability and judgment and who are expected to be the most effective in serving the long-term interests of the Corporation and its shareholders.

Director nominees are recommended to the Board of Directors annually by the Nominating and Corporate Governance Committee for election by the shareholders. The Nominating and Corporate Governance Committee will consider qualified director nominees recommended by shareholders when such recommendations are submitted in accordance with the Corporation’s bylaws and policies regarding director nominations. Shareholders may submit in writing the names and qualifications of potential director nominees to the Corporate Secretary, BB&T Corporation, 200 W. Second Street, Winston-Salem, North Carolina 27101, for delivery to the Chair of the Nominating and Corporate Governance Committee for consideration. When submitting a nomination to the Corporation for consideration, a shareholder must provide the following minimum information for each director nominee: full name and address, age, principal occupation during the past five years, current directorships on publicly held companies and investment companies, number of shares of BB&T Common Stock owned, if any, and a signed statement by the nominee consenting to serve as a director if elected. Shareholder nominations for director also must be made in a timely manner and otherwise in accordance with the Corporation’s bylaws (please refer to Article II, Section 10 of the Corporation’s bylaws to determine the precise requirements for any shareholder nomination.) If the Nominating and Corporate Governance Committee receives a director nomination from a shareholder or group of shareholders who (individually or in the aggregate) beneficially own greater than 5% of the Corporation’s outstanding voting stock for at least one year as of the date of such recommendation, the Corporation, as required by applicable securities law, will identify the candidate and shareholder or group of shareholders recommending the candidate and will disclose in its proxy statement whether the Nominating and Corporate Governance Committee chose to nominate the candidate, as well as certain other information.

In addition to potential director nominees submitted by shareholders, the Nominating and Corporate Governance Committee considers candidates submitted by directors, as well as self-nominations by directors and, from time to time, it may consider candidates submitted by a third-party search firm hired for the purpose of identifying director candidates. The Nominating and Corporate Governance Committee conducts an extensive due diligence process to review potential director candidates and their individual qualifications, and all such candidates, including those submitted by shareholders, will be similarly evaluated by the Nominating and Corporate Governance Committee using the board membership criteria described above.

No candidates for director nominations were submitted to the Nominating and Corporate Governance Committee by any shareholder in connection with the Annual Meeting. Any shareholder desiring to present a nominee for consideration by the Nominating and Corporate Governance Committee prior to the 2007 Annual Meeting must do so in accordance with the Corporation’s policies and bylaws. See also “Other Matters—Proposals for 2007 Annual Meeting” below.

Share Ownership of Directors

Pursuant to the Corporation’s Corporate Governance Guidelines and bylaws, each director is expected to own at least 1,000 shares of BB&T Common Stock within one year after initial election or appointment and to continue to own such shares throughout the full term of the director’s service.

Audit Committee Pre-Approval Policy

Under the terms of its charter, the Audit Committee must pre-approve all auditing services and permitted non-audit services (including the fees and terms of such services) to be performed for the Corporation by its independent registered public accounting firm, subject to a de minimis exception for non-audit services that are approved by the Audit Committee prior to the completion of the audit and otherwise in accordance with the terms of applicable SEC rules. To qualify for the de minimis exception, the aggregate amount of all such non-audit services provided to the Corporation must constitute not more than 5% of the total amount of revenues paid by the Corporation to its independent registered public accounting firm during the fiscal year in which the services are provided; such services were not recognized by the Corporation at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee to whom authority to grant such approval has been delegated by the Audit Committee. Under the terms of its charter, the Audit Committee may delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, as long as the decisions of such subcommittee(s) to grant pre-approvals are presented to the full Audit Committee at its next scheduled meeting. In 2005, all of the non-audit services (see “Fees to Auditors” below, for a description of such services) provided by the Corporation’s independent registered public accounting firm were approved by the Audit Committee.

Policy for Accounting and Legal Complaints

The Audit Committee has adopted a policy that governs the reporting of (i) employee complaints regarding accounting, internal accounting controls or auditing matters, and (ii) evidence of a material violation by the Corporation or any of its officers, directors, employees or agents of federal or state securities laws, a material breach of fiduciary duty arising under federal or state law or a similar material violation when such evidence is obtained by an attorney authorized to appear or practice before the SEC. Any complaints regarding such matters will be reported to the Corporation’s General Counsel, who will investigate or cause to be investigated all matters reported pursuant to this policy and will maintain a record of such complaints that includes the tracking of their receipt, investigation and resolution. The General Counsel will periodically prepare a summary report of such complaints for the Audit Committee, which will oversee the consideration of all reported complaints covered by this policy. A copy of this policy may be found on the Corporation’s website at http://www.bbandt.com/about/corporategovernance/pdf/AcctLegalComplaintPolicy.pdf.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, the Corporation’s directors and certain of its executive officers are required to report their beneficial ownership of BB&T Common Stock and any changes in that ownership to the SEC. Specific dates for such reporting have been established by the SEC and the Corporation is required to report in this proxy statement any failure to file by the established dates during 2005. In 2005, all of these filing requirements were satisfied by the Corporation’s directors and executive officers subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In making this statement, the Corporation has relied on the written representations of its directors and executive officers subject to Section 16 and copies of the reports that have been filed with the SEC.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is currently composed of five directors and operates under an amended charter adopted by the Board of Directors on February 22, 2005. The Board of Directors has determined in its business judgment that each member of the Audit Committee is independent as required by applicable securities law and is financially literate based on standards adopted by the NYSE and the Corporation’s Board of Directors. The primary duties and responsibilities of the Audit Committee are to monitor (i) the integrity of the Corporation’s financial statements, including the financial reporting process and systems of internal controls regarding finance and accounting; (ii) the Corporation’s compliance with related legal and regulatory requirements; and (iii) the independence and performance of the Corporation’s internal and external auditors. The Audit Committee also selects the Corporation’s independent registered public accounting firm. Management of the Corporation is responsible for the internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Corporation’s financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In the performance of its oversight function, the Audit Committee has performed the duties required by its charter, including meeting and holding discussions with management and the independent registered public accounting firm, and has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards Number 61, Communication with Audit Committees, as currently in effect.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard Number 1, Independence Discussions with Audit Committees, as currently in effect, and the Audit Committee has discussed with the independent registered public accounting firm its independence. The Audit Committee also has received confirmations from management and has considered whether the provision of any non-audit services by the independent registered public accounting firm to the Corporation is compatible with maintaining the independence of the auditors.

Based upon a review of the reports by, and discussions with, management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the Report of Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005, to be filed with the SEC.

The directors who constituted the Audit Committee as of February 28, 2006 were:

Jane P. Helm, Chair	Tom D. Efird
Jennifer S. Banner	L. Vincent Hackley
Anna R. Cablik

COMPENSATION OF EXECUTIVE OFFICERS

The following table presents information relating to total compensation paid during the last three calendar years to the Chief Executive Officer and the four next most highly compensated executive officers of the Corporation (the “BB&T Named Executives”). Also included in the table is information relating to the total compensation paid during the designated years to the retired Chief Financial Officer of the Corporation, who served in that capacity through June 30, 2005.

Summary Compensation Table

					Long Term Compensation		All Other Compensation ($)(1)
	Annual Compensation				Awards	Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)	LTIP Payouts ($)
John A. Allison IV Chairman and Chief Executive Officer	2005 2004 2003	900,000 900,000 887,160	981,000 911,250 0	0 0 0	228,260 186,545 253,526	2,149,728 1,250,003 688,106	189,954 101,631 185,193

Kelly S. King Chief Operating Officer	2005 2004 2003	575,000 500,000 481,075	626,750 506,250 0	0 0 0	125,000 87,727 94,761	861,028 555,461 295,120	101,795 51,067 83,084

W. Kendall Chalk Senior Executive Vice President and Chief Credit Officer	2005 2004 2003	416,250 390,000 372,062	408,341 355,388 0	0 0 0	75,407 62,045 66,453	589,156 341,597 179,096	69,923 36,881 55,331

Robert E. Greene Senior Executive Vice President	2005 2004 2003	393,750 375,000 360,812	321,891 284,766 0	10,315(2) 11,828(2) 0	57,065 47,727 51,555	451,826 333,285 177,077	62,430 34,332 52,885

C. Leon Wilson, III. Senior Executive Vice President	2005 2004 2003	381,250 325,000 306,480	311,672 246,797 0	0 0 0	55,253 41,363 43,791	405,092 139,516 71,524	48,038 23,791 33,716

Scott E. Reed Retired Senior Executive Vice President and Chief Financial Officer	2005 2004 2003	215,556 390,000 372,062	211,460 355,388 0	0 0 0	75,407 62,045 66,453	482,906 341,597 179,096	56,155 36,851 55,278

(1)	The compensation shown as “All Other Compensation” for 2005 consisted of the following: (i) BB&T’s matching contribution under the BB&T 401(k) Savings Plan in the amount of $12,600 for each of the BB&T Named Executives; (ii) BB&T’s contribution to the BB&T Non-Qualified Defined Contribution Plan in the amount of $171,378 for Mr. Allison, $85,741 for Mr. King, $54,297 for Mr. Chalk, $48,727 for Mr. Greene, $33,514 for Mr. Wilson and $42,206 for Mr. Reed; (iii) reimbursement for annual physical expenses in the amount of $232 to Mr. King and $179 to Mr. Greene; (iv) cash benefit adjustment pursuant to election to opt out of BB&T group life insurance coverage in the amount of $5,052 for Mr. Allison, $2,298 for Mr. King, $1,709 for Mr. Chalk and $887 for Mr. Reed; (v) service award to Mr. Chalk in the amount of $393; (vi) Management Development Program mentoring bonus to Mr. Wilson in the amount of $1,000; and (vii) home security system 2005 annual maintenance costs in the amount of $924 for each of the BB&T Named Executives except Mr. Reed in the amount of $462.
(2)	Payment, adjusted for taxes, equal to that portion of the annual premium due on Mr. Greene’s whole life insurance policy for which BB&T is responsible under the terms of the SNC Senior Officers Insurance Program Agreement assumed by BB&T in 1995.

The following table provides information concerning options for BB&T Common Stock granted to the BB&T Named Executives and the retired Chief Financial Officer in 2005.

Option Grants in Last Fiscal Year(1)

	Individual Grants
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5% ($)	10% ($)
John A. Allison IV	228,260	2.59	38.64	2/22/2015	5,546,829	14,056,755
Kelly S. King	125,000	1.42	38.64	2/22/2015	3,037,561	7,697,776
W. Kendall Chalk	75,407.85		38.64	2/22/2015	1,832,427	4,643,730
Robert E. Greene	57,065.65		38.64	2/22/2015	1,386,707	3,514,189
C. Leon Wilson, III	55,253.63		38.64	2/22/2015	1,342,675	3,402,602
Scott E. Reed	75,407.85		38.64	2/22/2015	1,832,427	4,643,730

(1)	All options granted in 2005 (i) were granted as non-qualified stock options, (ii) have an exercise price equal to the market value on the date of grant, and (iii) generally become exercisable over the five-year period following the grant date in equal annual installments. Non-qualified options may be transferred by gift to certain immediate family members and related entities upon approval by the Compensation Committee or its designee. No SARs have been granted to the BB&T Named Executives.

The following table provides information concerning options for BB&T Common Stock exercised by each of the BB&T Named Executives and the retired Chief Financial Officer in 2005 and the value of options held by each at December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year

and FY-End Option Values(1)

Name	Shares Acquired on Exercise (#)	Value Realized ($)(2)	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)(3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
John A. Allison IV	40,032	1,161,818	1,095,447	529,612	11,200,524	2,933,987
Kelly S. King	30,364	627,256	361,226	252,039	3,491,798	1,301,729
W. Kendall Chalk	26,802	785,556	230,965	164,915	2,529,989	874,993
Robert E. Greene	25,006	471,959	197,445	126,180	1,922,466	672,424
C. Leon Wilson, III	15,094	419,853	103,974	114,619	1,113,284	596,787
Scott E. Reed(4)	61,688	1,315,677	369,261	0	3,019,628	0

(1)	No SARs have been granted to the BB&T Named Executives.
(2)	Value represents the difference between the option price and the market value of the BB&T Common Stock on the date of exercise, rounded to the nearest dollar.
(3)	Value represents the difference between the option price and the market value of the BB&T Common Stock on December 31, 2005, rounded to the nearest dollar.
(4)	Under the terms of the 1995 Omnibus Stock Incentive Plan, all outstanding, unvested option shares awarded to Mr. Reed during his employment with BB&T became fully vested and exercisable on the date of his retirement.

The following table provides information concerning Long Term Incentive Plan (“LTIP”) awards made during 2005 to the BB&T Named Executives and the retired Chief Financial Officer.

Long-Term Incentive Plan—Awards in Last Fiscal Year(1)

Name	Number of Shares, Units or Other Rights (#)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts under Non- Stock Price-Based Plans
			Threshold ($ or #)	Target ($ or #)	Maximum ($ or #)
John A. Allison IV	24,421	2005-2007	244,220	976,878	1,953,756
Kelly S. King	13,767	2005-2007	137,679	550,716	1,101,432
W. Kendall Chalk	8,182	2005-2007	81,829	327,315	654,630
Robert E. Greene	6,171	2005-2007	61,712	246,846	493,692
C. Leon Wilson, III	6,108	2005-2007	61,087	244,346	488,692
Scott E. Reed(2)	8,182	2005-2007	81,829	327,315	654,630

(1)	For a description of the LTIP Performance Unit Plan, see “Compensation Committee Report on Executive Compensation—Components of Executive Compensation—Three-Year Long-Term Incentive Plan” below. The performance criteria applied in determining amounts payable under the plan is cash basis return on equity with a threshold target of 17.37%, a target of 20.29% and a maximum of 26.56%, and the target payment is 105% of average base salary for Mr. Allison, 90% of average base salary for Mr. King, 75% of average base salary for each of Messrs. Chalk and Reed, and 60% of average base salary for Messrs. Greene and Wilson. The award is payable in cash or shares of BB&T Common Stock at the discretion of the Compensation Committee.
(2)	Pursuant to the terms of the LTIP, the number of performance units awarded to Mr. Reed in 2005 that will be earned at maturity, if any, will be determined as of the date of his retirement on June 30, 2005.

The following table provides information concerning securities to be issued upon the exercise of outstanding options, the weighted average price of such options and the securities remaining available for future issuance, as of December 31, 2005.

Equity Compensation Plan Information

Plan Category	(a)(1) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b)(1) Weighted-average exercise price of outstanding options, warrants and rights	(c)(1)(2) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in (a))
Equity compensation plans approved by security holders	34,655,879	$34.17	22,597,445
Equity compensation plans not approved by security holders	- 0 -	- 0 -	- 0 -

Total	34,655,879	$34.17	22,597,445

(1)	The table does not include 433,106 options outstanding at December 31, 2005, at a weighted average exercise price of $25.84, which are administered under First Virginia option plans that were assumed by BB&T in its acquisition of First Virginia. No future options will be issued by BB&T under the First Virginia option plans.

(2)	All options remaining available for future issuance will be issued under the terms of the BB&T Corporation 2004 Stock Incentive Plan, which was approved by the Corporation’s shareholders at the 2004 Annual Meeting of Shareholders.

Retirement Plans

Tax-Qualified Defined Benefit Plan. The Corporation maintains the BB&T Corporation Pension Plan (the “Retirement Plan”), a tax-qualified defined benefit retirement plan for eligible employees. Substantially all employees of the Corporation and its subsidiaries, who have attained age 21, are eligible to participate in the Retirement Plan after completing one year of service. Contributions to the Retirement Plan are computed on an actuarial basis. A participant’s normal annual retirement benefit under the Retirement Plan at age 65 is an amount equal to 1.0% of the participant’s final average compensation, plus .5% of the participant’s final average compensation in excess of Social Security covered compensation multiplied by the number of years of creditable service completed with the Corporation and certain of its subsidiaries up to a maximum of thirty-five years. A participant’s final average compensation is his or her average annual compensation, including salary, wages, overtime, bonuses and incentive compensation, for the five consecutive years in the last ten years that produce the highest average. For the BB&T Named Executives, such annual compensation generally approximates amounts set forth under the “Salary,” “Bonus” and “LTIP Payouts” columns of the Summary Compensation Table above, subject to certain limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”).

The table below shows the estimated annual benefits payable under the Retirement Plan upon retirement at age 65 to persons in specified average compensation and years of service classifications. The amounts shown are based on a life annuity and are not subject to offsets based upon Social Security amounts or other amounts.

BB&T Corporation

Estimated Annual Retirement Benefits

Based on Years of Credited Service

Remuneration(1), (2)	10 Years	15 Years	20 Years	25 Years	30 Years	35 Years
$ 300,000	$42,437	$63,656	$84,875	$106,094	$127,312	$148,531
$ 350,000	49,937	74,906	99,875	124,844	149,812	174,781
$ 400,000	57,437	86,156	114,875	143,594	172,312	201,031
$ 450,000	64,937	97,406	129,875	162,344	194,812	227,281
$ 500,000	72,437	108,656	144,875	181,094	217,312	253,531
$ 550,000	79,937	119,906	159,875	199,844	239,812	279,781
$ 600,000	87,437	131,156	174,875	218,594	262,312	306,031
$ 650,000	94,937	142,406	189,875	237,344	284,812	332,281
$ 700,000	102,437	153,656	204,875	256,094	307,312	358,531
$ 750,000	109,937	164,906	219,875	274,844	329,812	384,781
$ 800,000	117,437	176,156	234,875	293,594	352,312	411,031
$ 850,000	124,937	187,406	249,875	312,344	374,812	437,281
$ 900,000	132,437	198,656	264,875	331,094	397,312	463,531
$1,000,000	147,437	221,156	294,875	368,594	442,312	516,031
$1,100,000	162,437	243,656	324,875	406,094	487,312	568,531
$1,200,000	177,437	266,156	354,875	443,594	532,312	621,031
$1,300,000	192,437	288,656	384,875	481,094	577,312	673,531
$1,400,000	207,437	311,156	414,875	518,594	622,312	726,031
$1,500,000	222,437	333,656	444,875	556,094	667,312	778,531
$1,600,000	237,437	356,156	474,875	593,594	712,312	831,031
$1,700,000	252,437	378,656	504,875	631,094	757,312	883,531
$1,800,000	267,437	401,156	534,875	668,594	802,312	936,031
$1,900,000	282,437	423,656	564,875	706,094	847,312	988,531
$2,000,000	297,437	446,156	594,875	743,594	892,312	1,041,031
$2,100,000	312,437	468,656	624,875	781,094	937,312	1,093,531
$2,200,000	327,437	491,156	654,875	818,594	982,312	1,146,031
$2,300,000	342,437	513,656	684,875	856,094	1,027,312	1,198,531
$2,400,000	357,437	536,156	714,875	893,594	1,072,312	1,251,031
$2,500,000	372,437	558,656	744,875	931,094	1,117,312	1,303,531
$2,600,000	387,437	581,156	774,875	968,594	1,162,312	1,356,031
$2,700,000	402,437	603,656	804,875	1,006,094	1,207,312	1,408,531
$2,800,000	417,437	626,156	834,875	1,043,594	1,252,312	1,461,031
$2,900,000	432,437	648,656	864,875	1,081,094	1,297,312	1,513,531
$3,000,000	447,437	671,156	894,875	1,118,594	1,342,312	1,566,031
$3,200,000	477,437	716,156	954,875	1,193,594	1,432,312	1,671,031
$3,400,000	507,437	761,156	1,014,875	1,268,594	1,522,312	1,776,031
$3,600,000	537,437	806,156	1,074,875	1,343,594	1,612,312	1,881,031
$3,800,000	567,437	851,156	1,134,875	1,418,594	1,702,312	1,986,031
$4,000,000	597,437	896,156	1,194,875	1,493,594	1,792,312	2,091,031

(1)	Remuneration means average compensation for five consecutive years of highest compensation within final ten years of employment.
(2)	The amounts shown exceed statutory benefit and compensation limitations under the Retirement Plan in some instances. To the extent an amount cannot be earned under the Retirement Plan due to such limitations, it will be earned under the Corporation’s Non-Qualified Defined Benefit Plan or the Corporation’s Target Pension Plan, both of which are discussed below.

As of December 31, 2005, for purposes of computing benefits under the Retirement Plan, the age and years of credited service for the BB&T Named Executives and the retired Chief Financial Officer are as follows:

Name	Age	Years of Service
John A. Allison IV	57	35
Kelly S. King	57	34
W. Kendall Chalk	60	31
Robert E. Greene	55	33
C. Leon Wilson, III	50	29
Scott E. Reed	57	34

Non-Qualified Defined Benefit Plan. The Corporation also maintains the BB&T Corporation Non-Qualified Defined Benefit Plan. This plan is designed to provide special supplemental retirement benefits to supplement the benefits payable to participants under the tax-qualified Retirement Plan. This plan is an unfunded, excess benefit plan maintained for the purpose of providing deferred compensation to certain highly compensated employees, including the BB&T Named Executives (other than Mr. Greene). The primary purpose of this plan is to supplement the benefits payable to participants under the Retirement Plan to the extent that such benefits are curtailed by application of certain limitations contained in the Code. Benefits payable under the plan are included in the table above.

Supplemental Executive Retirement Plan. The Corporation also maintains the BB&T Corporation Target Pension Plan, a supplemental executive retirement plan (the “SERP”), which became effective January 1, 1989. The SERP covers certain management employees of the Corporation and participating subsidiaries as designated by its administrative committee. Under the SERP, participants who retire either at or after age 55 with fifteen years of service under the Retirement Plan, or at or after age 65, receive monthly retirement benefits equal to the greater of: (i) the difference between 55% of “final average monthly earnings” less the participant’s projected monthly benefits under the Retirement Plan and 50% of the participant’s projected monthly “Social Security benefit” as defined in the SERP; or (ii) the difference between the monthly benefit the participant would have received under the Retirement Plan, but for certain limitations imposed by the Code and the participant’s actual monthly benefit under the Retirement Plan. Benefits are payable in the form of a joint and 75% survivor annuity for married participants and a ten-year certain and life annuity for unmarried participants, and are reduced in the event payment commences prior to age 65. Mr. Greene is the only BB&T Named Executive who participates in the SERP. His estimated annual benefit payable upon retirement at normal retirement age, assuming no salary increase, is $466,834.

Other Employee Benefit Plans. The BB&T Corporation 401(k) Savings Plan is maintained to provide a means for substantially all employees of the Corporation and its subsidiaries to defer up to 25% of their cash compensation on a pre-tax basis. The plan provides for the Corporation to match the employee’s contribution with up to 6% of the employee’s compensation. The Corporation also maintains the BB&T Corporation Non-Qualified Defined Contribution Plan. This plan is an unfunded, excess benefit plan that provides deferred compensation to certain highly compensated employees, including the BB&T Named Executives. The purpose of this plan is to supplement the benefits under the tax-qualified BB&T 401(k) Savings Plan to the extent that such benefits are curtailed by the application of certain limits imposed by the Code. This plan also is intended to provide participants in the Corporation’s incentive compensation plans with an effective means of electing to defer, on a pre-tax basis, a portion of the payments that they are entitled to receive under such plans. The Corporation’s contributions to each of the BB&T Named Executives during 2005 under the Non-Qualified Defined Contribution Plan and the 401(k) Savings Plan are included under the “All Other Compensation” column in the Summary Compensation Table above.

Employment Agreements

The Corporation and Branch Bank have entered into Employment Agreements with ten senior executive management officers, including the BB&T Named Executives (collectively, “Executive Management”; each, an “Executive Officer”).

The Employment Agreements provide for five-year terms that are extended automatically each month (absent contrary notice by either party). As a result, five years remain on the term of each Employment Agreement at any time unless either party elects not to extend the term. However, the term of any Employment Agreement may not be extended beyond the month in which the Executive Officer reaches age 65. The Employment Agreements provide that the Executive Officers are guaranteed minimum annual salaries equal to their current annual base salaries and continued participation in specified incentive compensation plans. During the term of the Employment Agreements, each Executive Officer will be entitled to receive, on the same basis as other similarly situated officers of the Corporation and Branch Bank, employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, life and accident insurance and similar non-cash compensation that the Corporation or Branch Bank may from time to time extend to its officers.

In the event the Executive Officer’s employment is terminated by the Corporation or Branch Bank other than for “Just Cause” (which is generally defined as dishonesty, commission of a felony or willful disobedience), the Executive Officer will be entitled to receive cash compensation (including salary, bonuses and deferred compensation) on a monthly basis at the highest rate in effect over the past five years (“Termination Compensation”), as well as employee pension and welfare benefits, including health insurance and outplacement services, for the full five-year term (or until age 65 if that is a shorter period), subject to compliance with the noncompetition provisions of the Employment Agreement. In addition, if an Executive Officer is terminated by the Corporation or Branch Bank other than for “Just Cause,” the Corporation and Branch Bank will use their best efforts to accelerate vesting of any unvested benefits to which the Executive Officer may be entitled under any stock-based or other benefit plan or arrangement to the extent permitted by the terms of such plan(s).

The Executive Officers have the right to terminate their employment voluntarily at any time for “Good Reason,” which is generally defined in the Employment Agreements to include a reduction in the Executive Officer’s status, responsibilities, duties, salary or benefits. If the Executive Officer voluntarily terminates his employment for “Good Reason,” he will be entitled to receive Termination Compensation for the full five-year term (or until age 65 if that is a shorter period), employee pension and welfare benefits, including health insurance, outplacement services, and accelerated vesting of unvested benefits under employee stock and benefit plans to the extent permitted by such plans, subject to compliance with the noncompetition provisions of the Employment Agreements.

The Employment Agreements also provide that if the Executive Officer is terminated for any reason (other than for “Just Cause” or on account of the death of the Executive Officer) within twelve months after a “Change of Control” (as defined below) of the Corporation or Branch Bank, the Executive Officer will be entitled to receive the Termination Compensation and the other benefits described above. To the extent that payments under the Employment Agreements, subsequent to a “Change of Control,” cause an Executive Officer to have excise taxes imposed pursuant to Section 280G of the Code, Branch Bank will compensate the Executive Officer for such excise taxes. A “Change of Control” is deemed to have occurred under the Employment Agreements if: (i) any person or group acquires 20% or more of the voting securities of the Corporation or Branch Bank; (ii) during any two-year period persons who were directors of the Corporation at the beginning of the two-year period cease to constitute at least two-thirds of the Corporation’s Board; (iii) the shareholders of the Corporation approve any merger, share exchange or consolidation of the Corporation with another company that would result in less than 60% of the voting securities outstanding after the merger, share exchange or consolidation being held by persons who were shareholders of the Corporation immediately prior to the merger, share exchange or consolidation; (iv) the shareholders of the Corporation approve a plan of complete liquidation or an agreement for the sale or disposition of substantially all of the Corporation’s assets; or (v) any other event occurs that the

Corporation’s Board of Directors determines should constitute a Change of Control. In addition, the Corporation’s Board of Directors can determine, in its discretion, that a transaction constitutes a “Merger of Equals,” even though one or more of the above definitions of a “Change of Control” is met, and, upon such determination, the Executive Officers will not be entitled to terminate their Employment Agreement voluntarily and receive continued salary and benefits unless “Good Reason” exists.

The Corporation and Branch Bank also have the right under the Employment Agreements to terminate the Executive Officer’s employment at any time for “Just Cause.” If the Corporation or Branch Bank terminates an Executive Officer’s employment for “Just Cause,” the Executive Officer will have no right to receive any compensation or other benefits under the Employment Agreement for any period after such termination.

The Employment Agreements also provide that under certain circumstances upon leaving the employment of the Corporation and Branch Bank, the Executive Officer may not engage directly or indirectly in the banking, financial services or any other business in which the Corporation, Branch Bank and their subsidiaries are engaged in the States of North Carolina and South Carolina and in any counties contiguous to any counties located in such states, nor may the Executive Officer solicit or assist in the solicitation of any depositors or customers of the Corporation or its affiliates or induce any employees to terminate their employment with the Corporation or its affiliates. This noncompetition provision generally will be effective if the Executive Officer is terminated by the Corporation or Branch Bank other than for “Just Cause,” until the earlier of the first anniversary of the Executive Officer’s termination or the date as of which the Executive Officer elects to forego receiving the Termination Compensation. This noncompetition provision is not effective if the Executive Officer voluntarily terminates employment after a “Change in Control.”

The Employment Agreement of Mr. Allison also provides that he will be Chairman of the Board and Chief Executive Officer of the Corporation and Branch Bank for the term of his Employment Agreement.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is composed entirely of nonmanagement directors, each of whom has been determined in the Board’s business judgment to be independent based on the categorical standards for independence adopted by the Board of Directors, which include the applicable NYSE standards. The Committee is responsible for oversight and review of BB&T’s compensation and benefit plans, including administering BB&T’s executive incentive plan, fixing the compensation for the Chief Executive Officer and reviewing and approving the compensation for the other eight members of Executive Management.

Compensation Philosophy

The Compensation Committee reviews on an annual basis the appropriateness and effectiveness of BB&T’s compensation philosophy and guiding principles, which consist of the following:

1.  Compensation and reward systems should be a management tool to achieve business results;

2.  Competitive total compensation opportunities should be provided based primarily on external competitive performance factors using a peer group of financial institutions comparable to BB&T; and

3.  Total compensation should be aligned with relative internal performance targets and contribution to the overall achievement of BB&T’s objectives.

Compensation for Executive Management is structured to emphasize variable pay based on performance, with base salary set comparable to market median and cash incentive opportunities generally set comparable to market median, so that total cash compensation opportunities will approximate comparable market median. To achieve this goal, total compensation opportunities are compared to a peer group of publicly-traded bank or financial services holding companies that the Compensation Committee has determined is an appropriate comparison group for this purpose (“Peer Group”). This same group of companies serves as the Peer Group in the Performance Graph set forth in this Proxy Statement.

BB&T has established incentive compensation programs for Executive Management that consist of an annual cash incentive, stock-based awards, long-term incentive, and standard employee benefits. The annual cash incentive and long-term incentive programs emphasize variable compensation for Executive Management that is tied to the financial results of BB&T. The Compensation Committee approves, on an annual basis, target award opportunities and performance criteria to be utilized in both the annual incentive plan and the long-term incentive plan. In addition, the Compensation Committee approves, on an annual basis and subject to periodic market review, stock-based awards as a percentage of the base salary of each member of Executive Management.

The Committee routinely engages an outside compensation consultant to make recommendations relating to overall compensation philosophy, the peer financial group to be used for external comparison purposes, comparable base salary levels, short-term and long-term incentive compensation plans, appropriate performance parameters for such plans, and related compensation matters.

Components of Executive Compensation

Annual Base Salary. For 2005, the Compensation Committee, after considering BB&T’s corporate goals and objectives and the compensation review conducted by the outside compensation consultant, did not adjust the base salary of the Chief Executive Officer. The base salaries of the other members of Executive Management were adjusted based on the recommendations of the outside compensation consultant.

Annual Executive Incentive Plan. In 1996 and on recommendation of the Board of Directors, BB&T’s shareholders approved the terms of the BB&T Corporation Short-Term Incentive Plan (“Bonus Plan”), covering Executive Management and other key employees selected by the Compensation Committee, which plan was approved by the shareholders in 2001 and is presented for re-approval in 2006. The Compensation Committee determined that it was appropriate to establish performance targets within the parameters of the Bonus Plan for 2005. The Bonus Plan provides cash awards to participants based on the achievement of performance goals established by the Compensation Committee. Awards are based on corporate performance, business unit/function performance, individual performance or any combination of these criteria. Corporate performance is determined based on such factors as stock price, market share, sales, earnings per share, return on equity, return on average assets and/or expense management. Business unit/function performance is determined primarily based on financial goals, non-financial goals, growth and/or market share. Individual performance is determined primarily based on selected business criteria such as process improvement, sales, loan growth, deposit growth and/or expense management. The size of each participant’s cash award is determined by establishing target incentive award expressed as a percentage of the participant’s base salary, up to a maximum amount established by the Compensation Committee.

For 2005, the Compensation Committee provided that the target incentive award would be established for the Chief Executive Officer and Chief Operating Officer at 100% of base salary, and for other members of Executive Management depending on position at 90% or 75% of base salary. The performance criteria applicable to the Chief Executive Officer and the other members of Executive Management for purposes of the Bonus Plan are determined based solely on corporate performance. For the Chief Executive Officer and the other members of Executive Management, the Compensation Committee established corporate performance goals for 2005 based on cash basis earnings per share (weighted at 80%) and cash basis return on assets (weighted at 20%). In 2005, BB&T achieved approximately 87% of the cash basis earnings per share target, and achieved over 200% of the cash basis return on assets target. Accordingly, members of Executive Management were eligible for and will receive bonus payments for 2005 in the aggregate amount of $3,735,858, with the Chief Executive Officer and the four next highest paid executive officers receiving the following individual Bonus Plan awards: Mr. Allison—$981,000; Mr. King—$626,750; Mr. Chalk—$408,341; Mr. Greene—$321,891; and Mr. Wilson—$311, 672.

Stock Incentive Plans. In 2004, the Board of Directors unanimously approved the adoption of a new equity incentive plan, the 2004 Stock Incentive Plan (the “2004 Stock Plan”), which was approved by shareholders at the 2004 Annual Meeting of shareholders. Benefits may be granted under the 2004 Stock Plan to selected participants, including members of Executive Management, as determined by the Compensation Committee and Board of Directors. Awards that may be granted under the 2004 Stock Plan include incentive stock options and non-qualified stock options; SARs in the form of related SARs and freestanding SARs; awards in the form of restricted stock awards and restricted stock units; awards in the form of performance shares and performance units; and phantom stock awards.

Prior to adoption of the 2004 Stock Plan, BB&T’s principal equity compensation plan had been the 1995 Omnibus Stock Incentive Plan (the “1995 Stock Plan”). Based on the limited availability of option shares of BB&T Common Stock reserved and remaining for issuance under the 1995 Stock Plan, stock option awards for 2005 were made to eligible participants, including members of Executive Management, from both the 1995 Stock Plan and the 2004 Stock Plan. No future awards will be made under the 1995 Stock Plan.

In 2005 and after considering the compensation review conducted by the outside compensation consultant, the Compensation Committee determined that option grants would be based on competitive market factors and that the Black-Scholes methodology for computing the value of options would be utilized. The Compensation Committee also determined that the number of shares subject to a grant generally would be calculated as a percentage of the participant’s salary as projected at the time of the grant. Following this methodology, the Compensation Committee approved the award of options for 8,828,549 shares to 5,837 employees of BB&T. In 2005, the awards to the BB&T Named Executives represented approximately 10% of the total awards made and were as follows; Mr. Allison—options for 228,260 shares; Mr. King—options for 125,000 shares; Mr. Chalk—options for 75,407 shares; Mr. Greene—options for 57,065 shares; and Mr. Wilson—options for 55,253 shares. No SARs, performance shares or restricted stock awards were granted in 2005.

Three-Year Long-Term Incentive Plan. In 1996, BB&T established a long-term performance unit incentive plan (“LTIP”) for members of Executive Management only, which operates as a component of the 1995 Stock Plan and the 2004 Stock Plan. Performance units are performance-based awards payable, in the Compensation Committee’s discretion, in shares of BB&T Common Stock, cash or a combination of both. The Compensation Committee establishes for each performance unit (i) a performance target and (ii) an applicable percentage (which cannot be less than zero, but which can exceed 100% of the value of the performance unit to be paid to the participant based upon the degree to which the performance target is met). A performance target is a profitability target that serves as the basis for valuing a performance unit. A performance target is based on certain performance criteria determined by the Compensation Committee and is earned based on the performance unit value during each valuation period (generally, the calendar year following the date of the award). The Compensation Committee establishes the number of valuation periods applicable to a performance unit, which number may not be less than three. The value of a performance unit equals the applicable percentage, as set by the Compensation Committee, times the fair market value of Common Stock on the date of grant, plus such other nominal value as may be set by the Compensation Committee. In 2003, the 2003-2005 performance unit LTIP was established by the Compensation Committee and provided that the performance criteria would be cash basis return on equity for the three-year period, with a target goal of 20.05%. For this three-year period, the Corporation attained a cash basis return on equity of 24.88%, which entitled the participants in 2005 to receive an award of 200% of their target payout. The 2003-2005 LTIP awards payable in 2005 to the BB&T Named Executives were as follows: Mr. Allison—$2,149,728; Mr. King—$861,028; Mr. Chalk—$589,156; Mr. Greene—$451,826; and Mr. Wilson—$405,092. In 2005, the Compensation Committee established the 2005-2007 performance unit LTIP and provided that the performance criteria would be cash basis return on equity. The Compensation Committee approved a target payout for Mr. Allison of 105% of average base salary, for Mr. King of 90% of average base salary, for Mr. Chalk of 75% of average base salary, and for Messrs. Greene and Wilson of 60% of average base salary. The Compensation Committee established a cash basis return on equity target goal, based on the average of the Peer Group, of 20.29% for the three-year period of the LTIP, with a maximum goal of 26.56%.

Perquisites Practices. Perquisites for members of Executive Management are limited to (i) the installation and maintenance (approximately $924 per year) of a residential security system, at the Corporation’s expense, for the protection of the members of Executive Management, and (ii) cash benefit adjustments pursuant to an election to opt out of BB&T group life insurance coverage for several members of Executive Management in 2005 as follows: Mr. Allison—$5,052; Mr. King—$2,298; and Mr. Chalk—$1,709.

Other Employee Benefit Plans. During 2005, the Corporation maintained various employee benefit plans that constitute a portion of the total compensation package available to Executive Management and all eligible employees of BB&T. These plans consisted of a 401(k) Savings Plan (which permits employees to contribute up to 25% of their compensation with the Corporation matching up to 6% of their contribution); a retirement plan covering substantially all employees of the Corporation, including Executive Management; a health care plan that provides medical and dental coverage for all eligible employees; and certain non-qualified deferred compensation plans. See “Retirement Plans” above. The Compensation Committee concluded that these plans are consistent with plans provided by peer bank holding companies and industry standards and that no material modification of such plans was necessary in 2005. In addition, the Compensation Committee determines the base salary and incentive compensation for the Chief Executive Officer and other members of Executive Management within the context of these other employee benefit plans that are part of the total compensation packages.

Compliance with Section 162(m) of the Internal Revenue Code

BB&T’s compensation philosophy and policies are intended to comply with Section 162(m) of the Code and related regulations, which establish certain requirements in order for performance-based compensation in excess of $1,000,000 that is paid to certain executive officers to be deductible by the Corporation. In establishing and administering BB&T’s compensation programs, the Compensation Committee generally intends that performance-based compensation will be deductible under Section 162(m), although the Corporation retains the flexibility to pay compensation that is not eligible for such treatment if it is in the best interest of the Corporation to do so.

Chief Executive Officer’s 2005 Compensation

The Chief Executive Officer’s compensation is based upon the same factors as described above for other members of Executive Management. In establishing the overall compensation package for Mr. Allison for 2005, which included base salary, annual incentive opportunities, long-term incentive opportunities and stock awards, the Committee considered BB&T’s overall performance, including the record of long-term increase in shareholder value, and the incumbent Chief Executive Officer’s success in meeting strategic and short-term objectives. These factors were considered in relation to BB&T’s financial results for 2004 and in comparison with the performance of the Peer Group. Mr. Allison’s base salary for 2005 (on an annualized basis) was set at $900,000, the same base salary he received in 2004. This base salary was consistent with the Corporation’s compensation philosophy of having base salary approximate the median for chief executive officers in the Peer Group, and having a total compensation package that is incentive driven, based on external performance and linked to the long-term financial interest of the shareholders. Mr. Allison received an award under the Bonus Plan for 2005 based upon the Corporation’s performance as discussed above under “Annual Executive Incentive Plan”. Mr. Allison’s awards under the LTIP and the 2004 Stock Plan, as shown in the Summary Compensation Table, were determined on the same basis as those of other members of Executive Management.

Conclusion

The Compensation Committee believes that the components of its total compensation program are consistent with market standards and with comparable programs of the Peer Group. The executive compensation programs are based on financial performance of the Corporation compared to both market medians and Peer Group averages and appropriately link executive performance to the annual financial and operational results of the Corporation and the long-term financial interests of the shareholders. The Committee believes that the foregoing compensation philosophy has served and will continue to serve as a basis for administering the total compensation program of the Corporation, both for Executive Management and all employees, for the foreseeable future.

Submitted by the Compensation Committee of the Board of Directors, whose current members are:

Ronald E. Deal, Chair	John P. Howe III, M.D.
Nelle R. Chilton	Albert O. McCauley

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The directors who constituted the Compensation Committee during some or all of 2005 were Alfred E. Cleveland, Nelle R. Chilton, Ronald E. Deal, John P. Howe, III, M.D., Albert O. McCauley and Albert F. Zettlemoyer. Messrs. Cleveland and Zettlemoyer retired from the Board of Directors on December 31, 2005.

Nelle R. Chilton, a director of the Corporation, is an officer and director of TerraCare, Inc., which provides commercial landscaping services. TerraCare, Inc. has entered into service contracts with Branch Bank pursuant to which the company could receive fees up to the amount of $594,655. Under such service contracts, Branch Bank paid TerraCare $144,655 for landscaping services at certain bank offices during 2005. Management believes that the terms of these transactions were as favorable as could have been obtained from a non-affiliated entity and Branch Bank will continue to utilize TerraCare’s services in 2006.

PERFORMANCE GRAPH

Set forth below is a graph comparing the total returns (assuming reinvestment of dividends) of BB&T Common Stock, the S&P 500 Index, and an Industry Peer Group Index. The graph assumes $100 invested on December 31, 2000 in BB&T Common Stock and in each of the indices. In 2005, the financial holding companies in the Industry Peer Group Index (the “Peer Group”) were AmSouth Bancorporation, Comerica Incorporated, Fifth-Third BanCorp, Huntington Bancshares, Inc., KeyCorp, M&T Bank Corporation, Marshall & Ilsley Corporation, National City Corporation, PNC Financial Services Group, Inc., Popular, Incorporated, Regions Financial Corporation, SunTrust Banks, Inc., UnionBanCal Corporation and U.S. Bancorp (added to Peer Group in 2005). The Peer Group consists of bank holding companies with assets between approximately $32.8 billion and $209.5 billion. The Compensation Committee utilized the Peer Group for comparison to the Corporation to determine appropriate levels of compensation for the BB&T Named Executives in 2005. See “Compensation Committee Report on Executive Compensation—Compensation Philosophy” above.

*$100	invested on 12/31/00 in stock or index, including reinvestment of dividends.

	Cumulative Total Return For Fiscal Year Ending
	12/00	12/01	12/02	12/03	12/04	12/05
BB&T CORPORATION	$100.00	$99.52	$105.19	$113.75	$128.38	$132.75
S&P 500 INDEX	$100.00	$88.11	$68.64	$88.33	$97.94	$102.75
PEER GROUP	$100.00	$101.06	$99.68	$128.49	$139.15	$136.54

COMPENSATION OF DIRECTORS

General

In 2005, each nonmanagement director of the Corporation received a $50,000 annual retainer, $30,000 in nonqualified BB&T Common Stock options granted under the terms of the 2004 Stock Plan (see “Director Option Program” below), and $1,500 per board and assigned committee meeting attended by the director. A chair’s fee of $5,000 and $2,500, respectively, was also paid to the Chair of the Audit Committee and the Chair of the Compensation Committee. In October 2005, the Board approved an increase to $35,000 in the amount of nonqualified stock options that will be granted to each nonmanagement director for board service during 2006. A director who is an employee of the Corporation or its subsidiaries is not eligible to receive any retainer or fees for service on the Board of Directors.

During 2005, and in addition to service on the Corporation’s Board, five directors served as members of local advisory boards of Branch Bank and received compensation as follows: Nelle R. Chilton served on the Branch Bank Local Advisory Board, Charleston, West Virginia, and the West Virginia State Board, and collectively received $4,500; L. Vincent Hackley served on the Branch Bank Local Advisory Board, Chapel Hill, North Carolina, and received $200; Albert O. McCauley served on the Branch Bank Local Advisory Board, Fayetteville, North Carolina, and received $250; J. Holmes Morrison served on the Branch Bank Local Advisory Board, Charleston, West Virginia, and the West Virginia State Board, and collectively received $2,375; and Nido R. Qubein served on the Branch Bank Local Advisory Board, High Point, North Carolina, and received $625.

Non-Employee Directors’ Deferred Compensation and Stock Option Plan

The Corporation maintains the Non-Employee Directors’ Deferred Compensation and Stock Option Plan, which was originally adopted in 1997 (the “Directors Plan”). Prior to January 1, 2005, the Directors Plan consisted of two subplans, the Deferred Compensation Subplan and the Stock Option Subplan, which permitted participating directors to defer payment of all or a portion of their annual directors’ compensation by investing such compensation in a deferred savings account and/or in nonqualified options to acquire BB&T Common Stock. Based on shareholder approval of the 2004 Stock Plan and the recommendation of the Compensation Committee, the Board of Directors amended the Directors Plan in February 2005 to terminate future investments under the Stock Option Subplan effective as of January 1, 2005, and the deferred benefits in this Subplan were frozen as of that date. Under the Deferred Compensation Subplan, non-employee directors may elect to defer 0%, 50% or 100% of retainer fees, meeting fees or both into a deferred savings account. Deferrals are credited with earnings based on the performance of certain investment funds selected by the participant. Deferrals are fully vested at all times and are payable in cash (in lump sum or in installments at the election of the director) upon termination of the director’s Board service (except for hardship withdrawals in limited circumstances). During 2005, eleven non-employee directors of the Corporation participated in the Deferred Compensation Subplan.

Under the Stock Option Subplan in effect prior to January 1, 2005, non-employee directors were permitted to make an election to defer prior to the start of the year in which fees were to be earned, 0%, 50% or 100% of their retainer fees, meeting fees, or both and apply that percentage toward the purchase of options to acquire BB&T Common Stock. Options were purchased on July 1 of each year with respect to deferred retainer fees for the calendar year and deferred meeting fees earned in the first six months of the year. Options were purchased on December 31 of each year for deferred meeting fees earned in the second half of the year. The option exercise price was equal to 75% of the average market value of BB&T Common Stock on the date of purchase. “Average market value” was defined as the average of the closing price of BB&T Common Stock as reported by the NYSE for the period of thirty consecutive trading days prior to the date of purchase. Options purchased under this Subplan prior to January 1, 2005, may be exercised during the period beginning on a date six months after the date of purchase and ending on the date ten years from the date of purchase. In addition, all outstanding options acquired under the Stock Option Subplan become fully exercisable in the event of a change of control of the Corporation. Options purchased under the Stock Option Subplan are non-transferable except in the case of transfers by gift to immediate family members or related entities with approval of the Compensation Committee or its designee. On December 31, 2005, ten current directors of the Corporation held, in the aggregate and subject to the Stock Option Subplan, options to acquire 324,366 shares of BB&T Common Stock at an average weighted exercise price of $23.32 per share.

Director Option Program

At the 2004 Annual Meeting of Shareholders, the Corporation’s shareholders approved the adoption of the 2004 Stock Plan, which, among other incentives, provides for the grant of equity-based awards, including stock options, to eligible employees, independent contractors and directors of the Corporation and its affiliates. Based on such shareholder action, and following a study of director compensation and consultation with an independent compensation consultant retained by the Committee, the Board of Directors, upon recommendation of the Compensation Committee, approved and established the Director Option Program under the provisions of the 2004 Stock Plan. During 2005 and pursuant to the terms of the Director Option Program, non-employee directors received an annual grant of a nonqualified stock option for such number of whole shares of BB&T Common Stock as is determined by multiplying the value of the option (based on Black-Scholes calculation) times the fair market value of the BB&T Common Stock on the business day preceding the date of grant and dividing $30,000 by such product. The option term for such option is ten years, and one fifth of the underlying shares of BB&T Common Stock subject to the option vests, respectively, on the first, second, third, fourth and fifth anniversary following the date of grant and becomes exercisable.

If a non-employee director’s board service is terminated due to retirement, disability or death, all options granted to the director under the Director Option Program become fully vested and exercisable as of the date of retirement, disability or death, and all such options may be exercised in whole or in part over the remaining term of each such option. In the event board service is terminated for any other reason, then all vested options on the date of termination will be exercisable by the former director for a period of thirty days after the date of termination and all unvested options as of the date of termination will be forfeited.

In the event of a change in control of the Corporation, all outstanding, unvested options granted to non-employee directors under the Director Option Program will become fully vested and exercisable pursuant to the terms of each such option.

On December 31, 2005, twelve current nonmanagement directors of the Corporation held, in the aggregate, options to acquire 36,600 shares of BB&T Common Stock at an exercise price of $39.35 per share.

Consulting Agreements

Messrs. Deal and Qubein, directors of the Corporation, have executed consulting agreements with the Corporation to provide business development consulting services for a period of ten years following their retirement. See “Transactions with Executive Officers and Directors—Transactions with Affiliates” below. They will receive a sum equal to the annual retainer paid to the Corporation’s directors in effect at the time they begin such service. Such directors have agreed not to serve as directors of, or advisers to, businesses that compete with the Corporation and its subsidiaries during the time they serve as consultants to the Corporation.

Mr. Fitzpatrick, a director of the Corporation, has entered into an arrangement pursuant to which he will provide certain consulting services for Branch Bank-VA. See “Transactions with Executive Officers and Directors—Agreements with Mr. Fitzpatrick” below.

Other Deferred Compensation Arrangements

Mr. Fitzpatrick, a director of the Corporation, receives payment from the Corporation pursuant to a deferred compensation arrangement that Mr. Fitzpatrick had previously entered into with First Virginia, which merged into the Corporation in 2003. As a result of that statutory merger, the Corporation became responsible for the payment of the deferred compensation due Mr. Fitzpatrick by First Virginia. Under the terms of the deferred compensation arrangement, Mr. Fitzpatrick, as a former director and key employee of First Virginia, is entitled to receive fifteen annual payments of $98,913, with the first annual payment having been made in March 2005. See also “Transactions with Executive Officers and Directors—Agreements with Mr. Fitzpatrick” below.

TRANSACTIONS WITH EXECUTIVE OFFICERS AND DIRECTORS

Loans to Executive Officers and Directors

A number of the Corporation’s directors, members of Executive Management and their associates are customers of the Corporation’s bank subsidiaries. All extensions of credit made to them are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and do not involve more than normal risk of collectibility or present other unfavorable features. None of such credits are past due or are classified as non-accrual, restructured or potential problem loans.

Agreement with Mr. Sasser

In connection with the merger of United Carolina Bancshares Corporation (“UCB”) into the Corporation in 1997, a settlement and noncompetition agreement between E. Rhone Sasser, a director, and the Corporation (the “Sasser Settlement Agreement”) was entered into effective July 1, 1997. The Sasser Settlement Agreement settled the Corporation’s obligations to Mr. Sasser under his then-existing employment agreement with UCB and provides that Mr. Sasser will be prohibited, for a period of ten years, from engaging, directly or indirectly, in the banking or financial services business anywhere in North Carolina, South Carolina or Virginia, or in any county contiguous to these states, and soliciting any depositors or customers of the Corporation or its subsidiaries or inducing any employees of the Corporation or its subsidiaries to terminate their employment. The Sasser Settlement Agreement obligated the Corporation to pay annually to Mr. Sasser the sum of $769,392 (as adjusted annually in accordance with the Consumer Price Index) until Mr. Sasser attained the age of 65, at which time Mr. Sasser began to receive annually an amount equal to 70% of the amount paid to him during the final year under the Sasser Settlement Agreement, reduced by amounts payable to Mr. Sasser under the UCB Pension Plan and UCB Benefit Equivalency Plan, or $432,242. The contractual payments owed to Mr. Sasser after age 65 will be made to him for life and, after his death, to his current wife for her life, if she survives him, in an annual amount equal to 35% of the amount paid Mr. Sasser during the final year under the Sasser Settlement Agreement, reduced by amounts payable to Mr. Sasser’s wife under the UCB Pension Plan and the UCB Benefit Equivalency Plan. In addition, Mr. Sasser is entitled to certain miscellaneous benefits, including the continuation of certain life, health and welfare benefits. If any of the amounts payable under the Sasser Settlement Agreement are subject to, or cause any other payments to be subject to, excise tax under Section 4999 of the Code as excess parachute payments under Section 280G of the Code, the Corporation is obligated to indemnify Mr. Sasser on an after-tax basis for any excise tax, plus any penalties or interest, plus any excess taxes and income taxes on the indemnity amounts. The Sasser Settlement Agreement also provides that the Corporation will use its best efforts, subject to the fiduciary duties of the Board of Directors, to re-elect Mr. Sasser to the Board of Directors until his 70th birthday.

Agreement with Mr. Morrison

In connection with the merger of One Valley Bancorp, Inc. (“OVB”) into the Corporation in 2000, J. Holmes Morrison, a director, entered into a five-year employment agreement with Branch Bank that terminated on July 5, 2005. Under the terms of the agreement Mr. Morrison was employed for two years as an Executive Vice President of Branch Bank and Chairman and Chief Executive Officer of West Virginia Operations. For such service, Mr. Morrison received an annual base salary of $510,000, an annual bonus of $300,000, and certain contingent amounts that were subject to completion of the merger of OVB into the

Corporation. For the remaining three-year term, Mr. Morrison served as Chairman of the West Virginia Board of Advisors and receive an annual base salary of at least $300,000 and an annual bonus of at least $100,000. During Mr. Morrison’s employment with Branch Bank, he was eligible to participate in the Bonus Plan and the 1995 Stock Plan (or any successor plan) on the same basis as similarly situated officers of Branch Bank. Mr. Morrison also received, on the same basis as other similarly situated officers of Branch Bank, employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, dental, life and accident insurance and perquisites.

As provided in the merger agreement between OVB and the Corporation, the Corporation agreed in 2000 that Mr. Morrison would be named to the Corporation’s Board of Directors to serve for so long as he is elected and qualifies, subject to the right of removal for cause, and that Mr. Morrison would be appointed to serve on the Executive Committee during such tenure.

Agreements with Mr. Fitzpatrick

Employment Agreement. In connection with the merger of First Virginia into the Corporation, Barry J. Fitzpatrick, a director, entered into an employment agreement with Branch Bank-VA, effective July 1, 2003 (the “Fitzpatrick Agreement”), to be employed as Chief Executive Officer of Virginia Operations of Branch Bank-VA. The Fitzpatrick Agreement, as amended, provided for a five-year term, unless Mr. Fitzpatrick elected to become a consultant to Branch Bank-VA, in which case the Fitzpatrick Agreement would terminate. Under the terms of the Fitzpatrick Agreement, Mr. Fitzpatrick was entitled to receive, while an employee, an annual base salary at least equal to $780,000 and an annual bonus, grants of stock options and other benefits generally on the same basis as similarly-situated officers. As discussed below, effective March 1, 2004, Mr. Fitzpatrick elected to become a consultant, thus terminating the Fitzpatrick Agreement.

Pursuant to the Fitzpatrick Agreement, Mr. Fitzpatrick received (i) a one-time lump sum in the amount of $525,000 from Branch Bank-VA, in partial payment for noncompetition and other covenants set forth in the Fitzpatrick Agreement and (ii) a payment sufficient on an after-tax basis to pay up in full an existing life insurance policy. The noncompetition covenants provide that Mr. Fitzpatrick will be prohibited from engaging, directly or indirectly, in the banking or financial services business anywhere in Virginia and Maryland, or in any county contiguous to Virginia, the District of Columbia, and the counties in Tennessee in which Johnson City, Bristol and Kingsport are located, and any counties contiguous to those counties, subject to certain time limitations. Mr. Fitzpatrick is prohibited from soliciting any depositors or customers of Branch Bank-VA or its related entities or inducing any employees of Branch Bank-VA or its related entities to terminate their employment with Branch Bank-VA or its related entities for a period of two years following Mr. Fitzpatrick’s termination of employment with Branch Bank-VA. If any of the amounts payable under the Fitzpatrick Agreement or Mr. Fitzpatrick’s Special Pay Agreement (described below) are subject to excise tax under Section 4999 of the Code, or if any interest or penalties are incurred by Mr. Fitzpatrick with respect to the excise tax, Branch Bank-VA will pay to Mr. Fitzpatrick an additional payment in an amount sufficient to pay the excise tax, plus any penalties or interest, plus an additional amount to satisfy any tax, plus any penalties or interest due on the amount so paid.

As noted above, effective March 1, 2004, Mr. Fitzpatrick relinquished his employment with Branch Bank-VA and became an independent consultant, pursuant to which he is obligated to render services in the nature of customer and community relations, business development, employee relations and general advice and assistance relating to Branch Bank-VA’s customers and employees and to the growth and development in the Northern Virginia area of the business of Branch Bank-VA. These services are to be rendered at times and on a schedule determined by Mr. Fitzpatrick that is reasonably convenient to both Branch Bank-VA and Mr. Fitzpatrick. The consulting period ends on the date preceding the fifth anniversary of the First Virginia merger. Mr. Fitzpatrick will receive during the consulting period, in consideration of covenants not to compete made in the Fitzpatrick Agreement and as compensation for consulting services, monthly amounts equal to his monthly base salary in effect at the time his employment ended plus health and life insurance benefits comparable to the group employee benefits that Branch Bank-VA provides for its officers, at a cost to Mr. Fitzpatrick no greater than the cost to such officers. If Branch Bank-VA breaches the agreement and fails to remedy the breach within thirty days, Mr. Fitzpatrick may terminate his obligation to render consulting services and continue to receive the payments and benefits for the remainder of the consulting period, subject to complying with the noncompetition and other covenants. If Mr. Fitzpatrick violates any such covenants or fails to render consulting services as requested and fails to remedy such failure within thirty days, or if he suffers disability or dies, the consulting period ends and payments and benefits will cease.

Following the First Virginia merger, Mr. Fitzpatrick was named to the Corporation’s Board of Directors and to the Executive Committee to serve for a period of five years, so long as he is elected and qualifies, subject to the right of removal for cause.

Special Pay Agreement. In connection with the First Virginia merger, the Corporation also entered into a Special Pay Agreement with Mr. Fitzpatrick, dated January 20, 2003. In settlement of its obligations to Mr. Fitzpatrick under his then-existing employment agreement with First Virginia Banks, Inc., Mr. Fitzpatrick was paid a one-time lump sum in the amount of $3,601,200.

Transactions with Affiliates

The Corporation has entered into a consulting services contract with Creative Services, Inc., an international management consulting firm owned by Nido R. Qubein, a director of the Corporation, under which Creative Services, Inc. advises management by providing organizational development expertise, including the conceptualization and creation of integrated corporate employee training materials and programs. Creative Services, Inc. was paid $430,966 under this contract in 2005. Management believes this contract is on terms as favorable as could have been obtained from other non-affiliated parties. Creative Services, Inc. will continue to provide consulting services to the Corporation in 2006 under the terms of its existing contract with the Corporation.

See also “Compensation Committee Interlocks and Insider Participation” above.

PROPOSAL 5—RATIFICATION OF PRICEWATERHOUSECOOPERS LLP

AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006

The Audit Committee of the Board of Directors has engaged the firm of PricewaterhouseCoopers LLP as its independent registered public accounting firm to examine the financial statements of the Corporation and certain of its subsidiaries for the year 2006, and to report on the consolidated balance sheets, statements of income and other related statements of the Corporation and its subsidiaries. The Corporation’s shareholders are being asked to ratify the appointment of PricewaterhouseCoopers LLP for 2006. PricewaterhouseCoopers LLP has served as the independent registered public accounting firm for the Corporation since March 19, 2002. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to questions posed by the shareholders. In the event shareholders do not ratify the decision of the Audit Committee to reappoint PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2006, the Audit Committee will reconsider its decision.

THE BOARD OF DIRECTORS OF THE CORPORATION RECOMMENDS A VOTE “FOR” RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS BB&T’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006.

FEES TO AUDITORS

The following table shows the aggregate fees billed to the Corporation for professional services by PricewaterhouseCoopers LLP for fiscal years 2005 and 2004:

	Fiscal Year 2005		Fiscal Year 2004
Audit Fees	$6,161,584	(1)	$4,066,364
Audit-Related Fees	1,765,595	(2)	1,290,209
Tax Fees	1,059,659		1,223,997
All Other Fees	26,177		23,266

Total	$9,013,015		$6,603,836

(1)	Of the 2005 audit fees, $1,623,384 relates to 2004 audit fees that were not billed and paid until 2005.
(2)	Of the 2005 audit-related fees, $749,838 relates to 2004 audit-related fees that were not billed and paid until 2005.

Audit Fees. This category includes the aggregate fees billed for professional services rendered for the audits of the Corporation’s consolidated financial statements for fiscal years 2005 and 2004, for the reviews of the financial statements included in the Corporation’s quarterly reports on Form 10-Q during fiscal years 2005 and 2004, and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for the relevant fiscal years.

Audit-Related Fees. This category includes the aggregate fees billed in each of the last two fiscal years for assurance and related services by the independent registered public accounting firm that are reasonably related to the performance of the audits or reviews of the financial statements and are not reported above under “Audit Fees,” and generally consist of fees for other attest engagements under professional auditing standards, accounting and reporting consultations, internal control-related matters and audits of employee benefit plans.

Tax Fees. This category includes the aggregate fees billed in each of the last two fiscal years for professional services rendered by the independent registered public accounting firm for tax compliance, tax planning and tax advice. Of these amounts, $245,218 and $205,937 were related to tax compliance services for review of federal and state tax returns for 2005 and 2004, respectively.

All Other Fees. This category includes the aggregate fees billed in each of the last two fiscal years for products and services provided by the independent registered public accounting firm that are not reported above under “Audit Fees,” “Audit-Related Fees” or “Tax Fees.” The fees shown in this category for 2005 and 2004 were for research and workpapers licensing and quarterly real estate market surveys.

The Audit Committee considered the compatibility of the non-audit-related services performed by and fees paid to PricewaterhouseCoopers LLP in 2005 and the proposed non-audit-related services and fees for 2006 and determined that such services and fees are compatible with the independence of PricewaterhouseCoopers LLP. During 2005, PricewaterhouseCoopers LLP did not utilize any leased personnel in connection with the audit.

OTHER MATTERS

Proposals for 2007 Annual Meeting

Under SEC regulations, any shareholder desiring to make a proposal to be acted upon at the 2007 Annual Meeting of Shareholders must present such proposal to the Corporation at its principal office in Winston-Salem, North Carolina by November 25, 2006 for the proposal to be considered for inclusion in the Corporation’s proxy statement.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder even if the proposal is not to be included in the Corporation’s proxy statement, the BB&T Restated Bylaws (amended through August 24, 2004) provide that the shareholder must give timely notice in writing to the Secretary of the Corporation at least sixty days but no more than ninety days in advance of the first anniversary of the notice date of the Corporation’s proxy statement for the preceding year’s annual meeting. Additional time limitations apply in the event of special meetings or annual meetings that are advanced by more than thirty days or delayed by more than sixty days from the first anniversary date of the prior year’s annual meeting. A proxy may confer discretionary authority to vote on any matter at an annual meeting if the Corporation does not receive proper notice of the matter within the time frame described above.

As to each matter, the notice must contain (in addition to any information required by applicable law): (i) the name and address of the shareholder who intends to present the proposal and the beneficial owner, if any, on whose behalf the proposal is made; (ii) the number of shares of each class of capital stock of the Corporation owned by the shareholder and such beneficial owner; (iii) a description of the business proposed to be introduced to the shareholders; (iv) any material interest, direct or indirect, which the shareholder or beneficial owner may have in the business described in the notice; and (v) a representation that the shareholder is a holder of record of shares of the Corporation entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to present the proposal.

Shareholder nominations for director must comply with the notice and informational requirements described above for other shareholder proposals, as well as additional information that would be required under applicable SEC proxy rules. See also “Corporate Governance Matters—Director Nominations” above.

Other Business

The Board knows of no other matter to come before the Annual Meeting. However, if any other matter requiring a vote of the shareholders arises, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment.

By Order of the Board of Directors

John A. Allison IV Chairman and Chief Executive Officer

Dated: March 17, 2006

Please mark your votes as indicated in this example	☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1,2,3,4 AND 5.

1.	To approve an amendment to Article III, Section 2 of BB&T Corporation’s bylaws to eliminate the classified board.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To approve an amendment to Article III, Section 2 of BB&T Corporation’s bylaws to eliminate the national bank director qualification standard.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To elect six nominees, namely:	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐
Jennifer S. Banner, Nelle R. Chilton, L. Vincent Hackley, PhD., Jane P. Helm, James H. Maynard, E. Rhone Sasser, as Directors of BB&T as described in Proposal 3 of the Proxy Statement.

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the space below Nominee exception(s)

The undersigned hereby ratifies and confirms all that said attorney-in-fact, or either of them or their substitutes, may lawfully do or cause to be done hereof, and acknowledges receipt of the Notice of the BB&T Annual Meeting and Proxy Statement.

4.	To re-approve the BB&T Corporation’s Short-Term Incentive Plan for federal tax purposes.	FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	To ratify the appointment of PricewaterhouseCoopers LLP as BB&T’s independent registered public accounting firm for 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s name on the space below Nominee exception(s)

The undersigned hereby ratifies and confirms all that said attorney-in-fact, or either of them or their substitutes, may lawfully do or cause to be done hereof, and acknowledges receipt of the Notice of the BB&T Annual Meeting and Proxy Statement.

Date , 2006

Signature(s)

Signature(s)

Title or Authority

Please insert date of signing. Sign exactly as name appears at left. Where stock is issued in two or more names, all should sign. If signing as attorney, administrator, executor, trustee or guardian, give full title as such. A corporation should sign by an authorized officer and affix seal.

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PLEASE DETACH HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

BB&T	VOTE BY INTERNET OR TELEPHONE 24 Hours a Day—7 Days a Week Save your Company Money—It’s Fast and Convenient

TELEPHONE 1-800-433-2279	INTERNET https://proxy.georgeson.com	MAIL

• Use any touch-tone telephone • Have your proxy form in hand • Follow the simple recorded instructions	OR	• Go to the website address listed above • Have your proxy form in hand • Follow the simple instructions	OR	• Mark, sign and date the proxy card • Detach the proxy card below • Return the proxy card in the postage-paid envelope provided

CALL TOLL-FREE TO VOTE: 1-800-433-2279

Your telephone or Internet vote authorizes the named attorney-in-fact to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy card. Telephone and Internet voting facilities will close at 11:59 p.m. Eastern Daylight Time on April 24, 2006.

BB&T CORPORATION

ANNUAL MEETING APRIL 25, 2006

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

BB&T CORPORATION

The undersigned shareholder of BB&T Corporation, a North Carolina corporation (“BB&T”), appoints John A. Allison IV and Christopher L. Henson, or either of them, with full power to act alone, the true and lawful attorney-in-fact of the undersigned, with full power of substitution and revocation, to vote all shares of stock of BB&T which the undersigned is entitled to vote at the annual meeting of shareholders of BB&T to be held at the Marriott Winston-Salem, 425 North Cherry Street, Winston-Salem, North Carolina 27101 on April 25, 2006, at 11:00 a.m. local time and at any adjournment thereof, with all powers the undersigned would possess if personally present, as follows:

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS OF THE UNDERSIGNED. IF NO INSTRUCTION TO THE CONTRARY IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR DESCRIBED IN PROPOSAL 3 AND FOR PROPOSALS 1, 2, 4 AND 5, EACH AS LISTED ON THE REVERSE SIDE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGEMENT OF THE NAMED ATTORNEYS-IN-FACT.

P R O X Y

(Continued on reverse side)

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